UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Under § 240.14a-12
Savers Value Village, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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To Our Stockholders
It is my pleasure to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Savers Value Village, Inc. (the “Company”, “Savers”, “Savers Value Village”, “we”, “us” or “our”) at 9 A.M. Pacific Time on Wednesday, June 5, 2024. To ensure stockholder access regardless of location, the Annual Meeting will be held in a virtual meeting format only.
Our first Annual Meeting is the culmination of an exciting year for Savers Value Village, our first as a public company. Our entire team, including my fellow members of the Board of Directors (“Board”), welcomes all of our new stockholders to the Savers Value Village family. I have been privileged to be part of the Savers Value Village Board for five years and have seen this Company drive remarkable growth, as the scaled leader in the for-profit thrift industry in North America.
We are pleased to make use of the process that permits companies to furnish proxy materials over the Internet, as authorized by Securities and Exchange Commission rules. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing both the environmental impact and costs of printing and distributing our proxy materials. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a printed copy of our proxy materials. The Notice contains instructions on how to vote online or by telephone, as well as how to access our proxy materials, including our Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 30, 2023, and instructions on how to request a printed copy of our proxy materials. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail.
Our Board is confident in the future success of Savers Value Village, which is underpinned by the Company’s mission to champion reuse and inspire a future where secondhand is second nature. On behalf of our team members and directors, I thank you for your continued support of our Company.

Aaron M. Rosen
Chairperson of the Board
April 22, 2024

Notice of Annual Meeting of Stockholders
Date:
June 5, 2024
Time:
9 A.M. Pacific Time (PT)
Place:
www.virtualshareholder-
meeting.com/SVV2024
YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:
Mail:
Sign and Return Proxy Card
Online:
at www.proxyvote.com
Phone:
1-800-690-6903
Virtual Meeting:
JUNE 5 at: 9 A.M.
Pacific Time (PT)
This proxy statement, the proxy card, and the Annual Report to Stockholders for our fiscal year ended December 30, 2023 (“fiscal 2023”) are being first mailed to stockholders on or about the date of the notice of meeting, April 22, 2024.
Important notice regarding the availability of proxy materials for the annual meeting to be held on June 5, 2024: this Proxy Statement and annual report on form 10-K for fiscal 2023 are available at http://www.proxyvote.com.
To Our Stockholders
Attending the Stockholders’ Meeting
Virtual Stockholders’ Meeting at: www.virtualshareholdermeeting.com/SVV2024
The 2024 Annual Meeting of Stockholders of Savers Value Village, Inc. will be held in a virtual-only meeting format, solely by means of remote communication on Wednesday, June 5, 2024, at 9 A.M. Pacific Time (PT) to vote on the items listed below.
Please see General Information Concerning Voting and Attending the Annual Meeting on p. 50 of this Proxy Statement for additional information about how to join and vote at the meeting. We encourage you to vote your proxy before the Annual Meeting.
Who Can Vote
Stockholders of record at the close of business on April 8, 2024 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.
Items of Business
The items to be voted on are as follows:
To elect three Class I directors, each to serve for a three-year term;
To ratify KPMG LLP as the Company's independent certified public accountants for the fiscal year ended December 28, 2024;
To approve an advisory resolution approving the compensation of our named executive officers; and
To vote on an advisory basis on the frequency of future advisory votes on the compensation of our named executive officers.
Stockholders may also transact any other business properly brought before the meeting. To vote and ask questions at the Annual Meeting, you will need to use the control number or identification number from the proxy card or voting instruction form you receive with this Proxy Statement. Please be sure to retain this code from that document, review the procedures in advance, and allow time on the day of the meeting for check-in procedures prior to the meeting.
By Order of the Board of Directors,

Richard Medway
General Counsel, Chief Compliance & Sustainability Officer, & Secretary
April 22, 2024

Special Note Regarding Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including its fiscal 2024 outlook or financial guidance, and industry outlook. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the impact on both the supply and demand for the Company’s products caused by general economic conditions and changes in consumer confidence and spending; the Company’s ability to anticipate consumer demand and to source and process a sufficient quantity of quality secondhand items at attractive prices on a recurring basis risks related to attracting new, and retaining existing customers, including by increasing acceptance of secondhand items among new and growing customer demographics; risks associated with its status as a “brick and mortar” only retailer and its lack of operations in the growing online retail marketplace; its failure to open new profitable stores, or successfully enter new markets on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, transportation and shipping challenges, regulatory risks in foreign jurisdictions (particularly in Canada, where the Company maintains extensive operations) and exchange rate risks, which the Company may not be able to fully hedge; the loss of, or disruption or interruption in the operations of, its centralized distribution centers; risks associated with litigation, the expense of defense, and the potential for adverse outcomes; its failure to properly hire and to retain key personnel and other qualified personnel; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; its ability to maintain an effective system of controls and produce timely and accurate financial statements or comply with applicable regulations; and risks associated with heightened geopolitical instability due to the conflicts in the Middle East and Eastern Europe; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; together with each of the other factors set forth under the heading “Risk Factors” in its filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this Proxy Statement speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company is not under any obligation (and specifically disclaims any such obligation) to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Proxy Statement Summary
This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Company Overview

Our mission is to champion reuse and inspire a future where secondhand is second nature.

From the thrill of the hunt to the joy of decluttering, Savers® helps communities harness the power of pre-loved stuff to keep reusable items around for years to come.

- #1 for-profit thrift retailer in the U.S. and Canada[1]

  savers · value village · village des valeurs · unique · Thrift Superstore

- Triple bottom line – People, Planet, Profit
- Re-inventing thrift through data analytics and innovation
- Extreme value + treasure hunting shopping experience
- Structurally advantaged model – performance across all operating environments
- Secular tailwinds plus large total addressable market opportunity supports compelling growth potential

[1] Based on store count relative to the store count of other for-profit thrift retailers.

We are the largest for-profit thrift operator in the United States and Canada based on number of stores. With more than 22,000 team members, we operate a total of 326 stores under the Savers®, Value Village®, Value Village Boutique™, Village des Valeurs™, Unique® and 2nd Ave.® banners (as of December 30, 2023). We are committed to redefining secondhand shopping by providing one-of-a-kind, low-priced merchandise ranging from quality clothing to home goods in an exciting treasure-hunt shopping environment. We purchase secondhand textiles (e.g., clothing, bedding and bath items), shoes, accessories, housewares, books and other goods from our non-profit partners (“NPPs”), either directly from them or via on-site donations (“OSDs”) at Community Donation Centers at our stores as well as through GreenDrop locations. We then process, select, price, merchandise and sell these items in our stores. Items that are not sold to our retail customers are marketed to wholesale customers who reuse or repurpose the items they purchase from us. We believe our hyper-local and socially responsible procurement model, industry-leading and innovative operations, differentiated value proposition and deep relationships with our customers distinguish us from other secondhand and value-based retailers. Our business model is rooted in ESG principles, with a mission to positively impact our stakeholders: thrifters, NPPs and their donors, our team members and our stockholders. As a leader and pioneer of the for-profit thrift category, we seek to positively impact the environment by reducing waste and extending the life of reusable goods. The vast majority of the clothing and textiles we source are sold to our retail or wholesale customers.
Savers Value Village, Inc.	1	2024 Proxy Statement

2024 Annual Meeting of Stockholders
June 5, 2024	Savers Value Village, Inc.
9 A.M. PT	www.virtualshareholdermeeting.com/SVV2024
Voting Matters
Your vote is very important to us. Whether or not you plan to attend the 2024 Annual Meeting, we urge you to vote and submit your proxy on all of the proposals to ensure that your shares are represented.
	Board Recommendation	For more information, see page
To elect three Class I directors, each to serve for a three-year term;	FOR each director nominee	4
To ratify KPMG LLP as the Company's independent certified public accountants for the fiscal year ended December 28, 2024;	FOR	23
To approve an advisory resolution approving the compensation of our named executive officers; and	FOR	25
To vote on an advisory basis on the frequency of future advisory votes on the compensation of our named executive officers.	ONE-YEAR	28
Director Nominees
In accordance with the Company’s certificate of incorporation and based on the recommendation of our Nominating, Governance & Sustainability Committee, our Board of Directors (the “Board”) is currently comprised of nine directors. The Board is divided into three classes, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Board consists of three directors serving as Class I directors; three directors serving as Class II directors; and three directors serving as Class III directors.
The terms of the existing Class I directors, Aaron Rosen, Jordan Smith and Susan O'Farrell, expire at the 2024 Annual Meeting. The Board has nominated Mr. Rosen, Mr. Smith and Ms. O'Farrell, as outlined in the table below, to continue serving as Class I directors.
Name	Age	Gender	Director Since	Independent	Primary Occupation	Board and Committees Roles
Aaron Rosen	43	Male	April 2019		Partner, Co-Head of Opportunistic Credit and Co-Portfolio Manager of Special Opportunities in the Ares Private Credit Group	Chairperson of the Board Chairperson of the Compensation Committee
Jordan Smith	37	Male	February 2024		Partner in the Ares Private Equity Group	Member of the Compensation Committee Member of the Nominating, Governance & Sustainability Committee
Susan O'Farrell	60	Female	October 2023		Former Chief Financial Officer, Principal Accounting Officer and Treasurer at BlueLinx Holdings Inc.	Member of the Audit Committee
Savers Value Village, Inc.	2	2024 Proxy Statement

Corporate Governance Highlights
Savers Value Village is committed to strong corporate governance practices and we believe that they contributed to long-term stockholder value. For additional information on our corporate governance, see the sections under Proposal 1: Election of Class I Directors beginning p. 4, and Corporate Governance beginning on p. 14.
Governance Best Practices
• Independent Board Committees – Audit, Compensation and Nominating, Governance & Sustainability	• No Hedging or Pledging of Company Stock by our Directors or Employees (Team Members)

• Committee Charters	• Board Meetings in 2023: 5

• Independent Directors Meet Regularly Without Non-Independent Directors	• Standard Board Committees — Meetings in 2023: Audit: 4, Compensation: 4 and Nominating, Governance & Sustainability: 4

• Annual Board and Committee Self-Evaluation Process	• Board Oversight of Sustainability, Cybersecurity, and Human Capital Management (Including Diversity, Equity and Inclusion)

• Separate Chairperson of the Board and Chief Executive Officer (“CEO”)	• Director Orientation and Continuing Education
Compensation Highlights
The following are some highlights of our executive compensation program. Our executive compensation program has historically been determined by our Board and Compensation Committee. As a private company through mid-2023, our 2023 executive compensation program was structured to:
•	recruit and retain talent executives through a combination of fixed and variable compensation;
•	reward performance against our business goals through payment of annual incentive bonuses and other periodic discretionary payments; and
•	align interests of management with those of our stockholders through the grant of stock options and, following our initial public offering (“IPO”), RSUs in some cases.
As a result, our executive compensation program has three primary elements: base salary, annual cash incentives, and long-term equity compensation. We also provide retirement and termination benefits and limited other benefits.
Our compensation program for fiscal year 2023 was aligned with completing our IPO, along with financial performance results.
Following completion of our IPO during fiscal year 2023, we expect to continue to review and evaluate our compensation framework, which may result in future compensation programs that vary from historical practice.
	Key Compensation Element	Objective and Key Features
Fixed	Base salary	Provides competitive, fixed cash compensation necessary to attract and retain executives Reflects individual responsibilities, performance, experience, and value in the marketplace
At Risk	Annual cash incentives	Provides incentive for achieving annual financial goals that reflect our growth
Long-term equity compensation
Provides incentive for long-term performance
Links compensation earned to the creation of long-term stockholder value
Aligns interests of management with those of stockholders
Supports retention of key talent

Savers Value Village, Inc.	3	2024 Proxy Statement

Proposal 1: Election of Class I
Directors
Our Board of Directors (the “Board”) is currently comprised of nine directors and equally divided into three classes. Directors in each class serve for a three-year term beginning and ending in different years than those of the other two classes. The terms of the existing Class I directors, Aaron Rosen, Jordan Smith and Susan O'Farrell, expire at the 2024 Annual Meeting.
On the recommendation of the Nominating, Governance & Sustainability Committee, the Board has nominated Aaron Rosen, Jordan Smith and Susan O'Farrell to stand for election at the 2024 Annual Meeting. If elected, they will hold office until our 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
Nominees for Election
We believe that our nominees possess the professional and personal qualifications necessary for service on our Board. Each brings expertise, a deep knowledge of our business, and a valuable perspective to support the long-term success of our business. We have highlighted qualifications of our director nominees in the individual biographies below. Please also see Director Qualifications below for additional information about the skills of our directors, how we assess our Board, and how we consider overall Board composition.
VOTE
The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.
Savers Value Village, Inc.	4	2024 Proxy Statement

Class I Directors
Aaron Rosen AGE: 43 DIRECTOR SINCE: 2019 Chairperson of the Board Chairperson of the Compensation Committee
Experience and Qualifications:

Aaron Rosen, a director since April 2019 and the Chairperson of our Board since February 2024, is a Partner, Co-Head of Opportunistic Credit and Co-Portfolio Manager of Special Opportunities in the Ares Credit Group, where he focuses on opportunistic credit investing. Mr. Rosen serves as a member of the Ares Credit Group’s Opportunistic Credit Investment Committee and the Ares Private Equity Group’s Corporate Opportunities Investment Committee. Prior to joining Ares in December 2018, Mr. Rosen had been a Partner and Director of Research at Archview Investment Group, where he focused on credit and equity investments in the U.S. and internationally. Prior to Archview, Mr. Rosen was a Vice President at Citigroup, where he was a founding member of the Citibank Global Special Situations Group focused on U.S. credit and value equity investment strategies. He also currently serves on the boards of directors of the parent entities of Virgin Voyages, Consolidated Precision Products, Hornbeck Offshore Services, TriMark USA and WHP Global. Mr. Rosen holds a B.S., summa cum laude, from New York University’s Stern School of Business in Finance and Information Systems, where he received the Valedictorian Award.

Jordan Smith AGE: 37 DIRECTOR SINCE: 2024 Member of the Compensation Committee Member of the Nominating, Governance & Sustainability Committee
Experience and Qualifications:

Jordan Smith, a director since February 2024, is a Partner in the Ares Private Equity Group. Prior to joining Ares in 2011, Mr. Smith was an Analyst at Lazard, where he focused on mergers and acquisitions across various industries. Mr. Smith currently serves on the board of directors for the parent entities of Cooper's Hawk, LaserAway, Virgin Voyages and WHP Global. Mr. Smith previously served on the Board of Directors for the parent entities of DevaCurl, Farrow & Ball, Insight Global and Valet Living. Mr. Smith holds a B.S. with high honors from the Haas School of Business at the University of California, Berkeley.

Savers Value Village, Inc.	5	2024 Proxy Statement

Susan O'Farrell AGE: 60 DIRECTOR SINCE: 2023 Member of the Audit Committee
Experience and Qualifications:

Susan O’Farrell, a director since October 2023, has over 35 years of executive and senior leadership experience. She served as Chief Financial Officer, Principal Accounting Officer and Treasurer at BlueLinx Holdings Inc. (BXC), a wholesale distributor of building and industrial products, from 2014 to 2020. Ms. O'Farrell has been a senior financial executive holding several roles with The Home Depot, a specialty retailer, from 1999 to 2014. Ms. O'Farrell began her career with Andersen Consulting, LLP (now Accenture), leaving as an Associate Partner in 1996 for a strategic information systems role with AGL Resources (now Southern Company Gas). Ms. O'Farrell currently serves on the board of directors and as the Audit Committee Chair of Leslie's, Inc. (LESL), a specialty retailer of pool supplies, since October 2020, and on the board of directors and Audit Committee of National Vision Holdings, Inc. (EYE), an optical retailing company, since February 2024. She also serves on the board of directors of International Women's Forum - Georgia Chapter and previously served on the board of directors of American Trailer World Corp. Ms. O'Farrell is a qualified financial expert and a holder of the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon. Ms. O'Farrell has a B.S. in business administration from Auburn University and completed the Emory Goizueta Executive Leadership Program.

Directors Continuing in Office
Class II Directors
Our Class II directors, and Mark Walsh, Robyn Collver and William T. Allen, serve until the Annual Meeting of Stockholders in 2025.
Mark Walsh AGE: 62 DIRECTOR SINCE: 2020 Chief Executive Officer
Experience and Qualifications:

Mark Walsh has been our Chief Executive Officer since October 2019 and a member of our Board since December 2020. After beginning his career at Deloitte Consulting and Pepsico, Mr. Walsh amassed nearly two decades of successful leadership for a wide range of top brands in apparel retailing including J. Crew, Juicy Couture, Prana, Ellen Tracy and Laundry. Prior to joining us, Mr. Walsh served as CEO of Bob’s Stores and Eastern Mountain Sports from 2008 to 2013, prior to returning to the role again from 2015 to May 2017, when the company was renamed Vestis Retail Group. During this period, Mr. Walsh optimized brand and organizational value and retained approximately 400 jobs throughout all stores, as well as managed a Section 363 sale to Versa Capital and subsequent sale to UK-based Sports Direct through a debtor in possession process. Due to these actions, both the Bob’s Stores and Eastern Mountain Sports brands are currently operating today under the Sports Direct corporate umbrella. Mr. Walsh also served as operating Chairman of Polartec from 2012 to 2014. From May 2017 to October 2019, Mr. Walsh pursued personal interests and was an independent consultant focused on special situations and interim turnaround CEO services. Mr. Walsh holds a B.A. from Brown University and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Walsh currently serves as a director of Savers Australia Pty Ltd.

Savers Value Village, Inc.	6	2024 Proxy Statement

Robyn Collver AGE: 59 DIRECTOR SINCE: 2019 Chairperson of the Nominating, Governance & Sustainability Committee Member of the Audit Committee
Experience and Qualifications:

Robyn Collver, a director since May 2019, has extensive management and leadership experience. She is the Board Chair of MMBC Recycling Inc. (Recycle BC) and of Multi-Material Stewardship Western Inc., where she also sits on the Governance Committee and Transition Planning Committee. Ms. Collver served as Senior Vice President, ESG and Environmental Strategy Adviser at Canadian Tire Corporation, Limited (CTC), a family of businesses that includes a Retail segment, a Financial Services division and CT REIT until September 2022; prior thereto she was SVP, Regulatory and Chief Sustainability Officer at CTC until January 2022 and before that, SVP, Risk and Regulatory Affairs, having been appointed to that position in March 2015 after serving as Secretary and General Counsel since January 2009. She joined CTC in 2002; prior thereto she was a partner in the corporate and securities group at Cassels, Brock & Blackwell LLP, a Toronto, Canada law firm. Ms. Collver previously served on the boards of Stewardship Ontario, the Alzheimer Society of Toronto, and Automotive Materials Stewardship. Ms. Collver holds a Bachelor of Business Administration from Acadia University and a Bachelor of Laws from the University of Toronto.

William T. Allen AGE: 67 DIRECTOR SINCE: 2019 Member of the Compensation Committee
Experience and Qualifications:

William T. Allen, a director since May 2019, has an extensive 30-year background managing businesses and providing leadership to manufacturing operations requiring operational turnarounds, notably as CEO. Amongst industries Mr. Allen has worked in have included nuclear power, oil/petrochemical, automotive, industrial equipment, steel fabrication and plastic injection molding. Mr. Allen served as a director of Schultze Special Purpose Acquisition Corp. from December 2018 until its business combination with Clever Leaves Holdings Inc. in December 2020. Mr. Allen was, until December 2017, CEO of Werner Co., Inc., a leading manufacturer of industrial climbing products, from August 2007, and President and Chairman of the Board from March 2009, until its sale to Triton Funds in July 2017. Mr. Allen currently serves as a member of the board of directors of AQuity Solutions (formerly Mmodal Inc.), a leading provider of clinical documentation technology solutions to the healthcare market, and Schultze Special Purpose Acquisition Corp. II. From December 2017 until July 2018, Mr. Allen also served as a board member of Rockport, a provider of men’s and women’s footwear, which filed a voluntary petition for reorganization under Chapter 11 in May 2018 and June 2023. He has also held board positions at USI, Arclin, Inc., Constar, Ames Taping Tools, Oriental Trading Company, Hines Nurseries, Inc., Running Aces Harness Park, Wright Line LLC (former CEO), APW Company (former CEO), Chart Industries, Inc. (former CEO) and Millennium Rail, many of which were on behalf of leading alternative investment firms including Ares Management, Black Diamond Capital Management, Oaktree Capital and Crescent Capital Group. In 2012, Mr. Allen received the Pittsburgh Business Times’ Diamond Award as CEO of the Year in the ‘Large for Profit’ category.

Savers Value Village, Inc.	7	2024 Proxy Statement

Class III Directors
Our Class III directors, Aina E. Konold, Duane Woods and Kristy Pipes, serve until the Annual Meeting of Stockholders in 2026.
Aina E. Konold AGE: 55 DIRECTOR SINCE: 2021 Chairperson of the Audit Committee
Experience and Qualifications:

Aina E. Konold, a director since July 2021, is the Chief Financial Officer of BowFlex Inc., a developer and manufacturer of fitness equipment brands including Bowflex®, Schwinn®, and JRNY®, where she leads the Finance, Strategy, Business Development, and IT functions. On March 4, 2024, BowFlex Inc. and certain of its subsidiaries filed voluntary Chapter 11 bankruptcy petitions within the U.S. Bankruptcy Court for the District of New Jersey. Ms. Konold has over 25 years of global retail, strategy, financial management, and operational experience, with a strong track record of driving growth and optimizing and scaling operating models. Prior to joining BowFlex Inc. in December 2019, Ms. Konold held several executive level positions during her 20-year career with Gap Inc., across financial planning and analysis, controllership, shared services, real estate strategy, and investor relations. From March 2011 until May 2018, she was the founding CFO for Gap Inc. in China, where she led the business through its hyper growth phase and established a scalable business model in a constantly evolving marketplace, particularly in the areas of digital and e-commerce. Ms. Konold holds a B.A. from Stanford University and began her career at PricewaterhouseCoopers.

Duane Woods AGE: 72 DIRECTOR SINCE: 2019 Member of the Compensation Committee Member of the Nominating, Governance & Sustainability Committee
Experience and Qualifications:

Duane C. Woods, a director since May 2019, also served as Chief Executive Officer of us or a predecessor from 2017 to October 2019, when he led the company through a strategic business transformation and complex refinance. He previously served as Vice Chairman of the Board and CEO of Foundation Bank, a privately held state chartered bank in Bellevue, Washington, from October 2015 to September 2016. Since 2015, Mr. Woods has served as a director of RoadRunner Recycling, Inc., an innovative provider of commercial recycling and waste services, and previously served as a director of Pacific Continental Corporation, a publicly traded bank headquartered in Eugene, Oregon, from November 2016 to November 2017. Mr. Woods has more than 30 years of experience in various executive management and leadership roles and over 20 years of experience as a successful lawyer and general counsel. Mr. Woods has proven experience in leading large and small dynamic organizations to achieve consistent profitable growth, operational excellence, productivity, customer service, capital management and innovation.

Savers Value Village, Inc.	8	2024 Proxy Statement

Kristy Pipes AGE: 65 DIRECTOR SINCE: 2021 Member of the Nominating, Governance & Sustainability Committee
Experience and Qualifications:

Kristy Pipes, a director since July 2021, served until April 2019 as Managing Director and Chief Financial Officer of Deloitte Consulting, a management consultancy firm with operations in the United States, India, Germany, and Mexico, where she managed the finance function. Ms. Pipes held various leadership positions, including serving on the firm’s Management Committee and Consulting Operations Committee. Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California. Ms. Pipes has also served as a director of AECOM since October 2022, ExlService Holdings, Inc. since January 2021, and on the board of trustees of Public Storage since October 2020.

Director Qualifications
Considerations
Our Board seeks members from diverse professional and personal backgrounds who have broad experience and expertise. In accordance with our Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee’s assessment of candidates includes consideration of an individual’s age, skills, experience, independence (as applicable) and diversity. The Nominating, Governance & Sustainability Committee also considers the current and future needs of the Board and looks for nominees with experience in substantive areas that are important to the long-term success of our complex, international business and the best interests of our stockholders.
The Nominating, Governance & Sustainability Committee considers candidates for director from a variety of sources, including candidates who are recommended by other Board members and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates. The Nominating, Governance & Sustainability Committee also considers candidates for director recommended by stockholders who submit such recommendations in writing to our Corporate Secretary and evaluates director candidates recommended by stockholders in the same way it evaluates candidates recommended by the other sources referenced above.
The Board welcomed Susan O’Farrell as a new member in October 2023, and Mr. Smith as a new member in February 2024. Ms. O’Farrell was initially recommended for appointment to our Board by the members of the Nominating, Governance & Sustainability Committee, after she was chosen from a number of potential candidates who were identified with assistance from a third-party search firm. The instructions to the search firm included that the initial candidate pool should include financially astute executives with industry experience in retail expansion and experience serving on the audit committee of a public company board, with special attention to diverse profiles. The third-party search firm also assisted in evaluating the potential nominees, and received a fee for its services. Mr. Smith was initially recommended for appointment to our Board by members of the Nominating,
Savers Value Village, Inc.	9	2024 Proxy Statement

Governance & Sustainability Committee, after he was nominated by affiliates of the Ares Management Corporation as a Sponsor Designee (as defined in the Stockholders Agreement between certain funds, investment vehicles and accounts managed or advised by the Private Equity Group of Ares Management Corporation (the Ares Funds) and the Company, dated as of July 3, 2023 (the “Stockholders Agreement”)).
Commitments
Our Board is comprised of members with valuable experience, including in some cases gained from service on the boards of directors of other public companies, including companies in the retail industry. When making its recommendations for director nomination, the Nominating, Governance & Sustainability Committee considers the value of experience gained through service on other boards and reviews the demands that such service may have on the director’s time. As set forth in our Corporate Governance Guidelines, as a general rule, the Nominating, Governance & Sustainability Committee will not recommend the election or reelection of an individual who (i) serves on more than three other public company boards, or (ii) serves as the chief executive officer of a public company and serves on more than one other public company board, aside from the board of his/her/their own company. In addition, members of the Audit Committee should not simultaneously serve on the audit committee of more than two other public company boards. All of our nominees satisfy these rules.
Retirement
In accordance with our Corporate Governance Guidelines, unless otherwise requested by the Board, no non-employee director of the Board will be nominated for election to the Board after his, her or their 75th birthday.
Savers Value Village, Inc.	10	2024 Proxy Statement

Skills and Diversity
Board members should possess a combination of the skills, professional experience and diversity of backgrounds necessary to oversee long-term Savers’ business, operations and risks. The following sections summarize the specific skills, professional experience, characteristics and background information of each director and director nominee that led the Board to conclude that each such person should serve on the Board. We do not expect all of our directors and director nominees’ skills and potential contributions to our Board to be captured by the list below.
	Mr. Rosen	Mr. Smith	Ms. O'Farrell	Mr. Walsh	Ms. Collver	Mr. Allen	Ms. Konold	Mr. Woods	Ms. Pipes
Retail Industry Experience
Accounting & Financial Reporting
Legal & Public Policy
Sustainability
Strategic Planning & Growth
Risk Management
IT & Information Security
Financial & Capital / Debt Markets
Human Capital Management
Senior Executive Service
Other Public Board Service
Marketing & Communications
Logistics / Value Chain Management
Retail Industry Experience	Senior leadership role (executive or board of directors) in the retail industry or at a consumer products company
Accounting & Financial Reporting	Qualification as an “audit committee financial expert” under applicable SEC rules, senior level experience in accounting or auditing, financial planning & analysis, and/or financial reporting
Legal & Public Policy	Legal experience and/or experience in creating or influencing regulation and/or public policy; working for, or directly with, government agencies, legislators, or regulators
Sustainability	Experience implementing or overseeing strategies supporting sustainable long-term value creation, specifically matters included in our sustainability priorities
Strategic Planning & Growth	Experience with strategic plan development, implementation, and execution; new business/growth strategy development; M&A; commercial real estate
Risk Management	Experience in directly overseeing enterprise risk management and/or compliance departments/functions
IT & Information Security	Expertise in information security, cybersecurity, data privacy and/or IT systems
Financial & Capital/Debt	Experience in the profession of strategic capital and debt structuring, financing and investing activities
Savers Value Village, Inc.	11	2024 Proxy Statement

Markets
Human Capital Management
Experience in directly overseeing human resource departments/functions, for example, implementing talent development practices, managing culture/employee engagement, and/or implementing DE&I strategies

Senior Executive Service	Experience in an executive officer level role (e.g., reporting directly to the CEO) or senior government leadership role
Other Public Board Experience	Prior or current experience serving on a public company board (not Savers Value Village)
Marketing & Communications	Expertise in marketing, advertising, consumer behavior and communications, and public relations
Logistics / Value Chain Management	Experience in value/supply chain logistics, supply chain management systems, and value chain relationship management

Board Snapshot

89%
of directors are independent

Board diversity
3
1
5

- Female
- Female & ethnically diverse
- Male, non-diverse

58 years
average age

Age
22%
45%
33%

- 35 – 50 years
- 50 – 65 years
- 65+ years

3.4 years
average tenure

Tenure
45%
11%
44%

- Up to 3 years
- 3 – 5 years
- 5+ years

Tenure as of the date of our annual meeting.

Board Independence
The Board makes an affirmative determination regarding the independence of each director annually or more frequently as the Board may so desire, based upon the recommendation of the Nominating, Governance & Sustainability Committee. Because the Company is currently a “controlled company” within the meaning of the listing standards of the New York Stock Exchange (the “Exchange”), unless the Board otherwise determines not to rely on the Exchange’s “controlled company” exemption, the Board is not required to have a majority of independent directors. If the Company ceases to be a “controlled company” or the Board determines not to rely on the Exchange’s “controlled company” exemption, the Board shall meet the independence requirements of the Exchange within the periods required by the Exchange’s phase-in rules applicable to a company that ceases to be a “controlled company.”
Savers Value Village, Inc.	12	2024 Proxy Statement

Audit Committee members are subject to heightened independence requirements pursuant to the applicable rules of the Securities and Exchange Commission (the “SEC”) and the Exchange. The Board determines, annually or more frequently as the Board may so desire, based on all of the relevant facts and circumstances, whether each director satisfies these criteria for independence and will disclose each of these determinations.
Each independent director of the Board shall promptly notify the Chairperson of the Nominating, Governance & Sustainability Committee of any developments that may impair such director’s independence. If a conflict exists and cannot be resolved, such director should submit to the Board written notification of such conflict of interest and an offer of resignation from the Board and each of the committees on which such director serves. The Board need not accept such offer of resignation, but the submission of such offer of resignation provides the opportunity for the Board to review the appropriateness of the continuation of such individual’s membership on the Board or any committee.
Pursuant to the corporate governance standards of the Exchange, a director employed by us cannot be deemed an “independent director,” and each other director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has affirmatively determined that each of Mr. Rosen, Mr. Smith, Ms. Collver, Mr. Allen, Mr. Woods, Ms. Konold, Ms. Pipes and Ms. O’Farrell are independent in accordance with the Exchange rules.
Controlled Company Exemption
We are a “controlled company” under the Exchange rules, and we will continue to qualify for the “controlled company” exemption to the board of directors and committee composition requirements under the Exchange rules. Pursuant to this exception, we are exempt from the requirements that (1) our Board be comprised of a majority of independent directors, (2) we have a Nominating, Governance & Sustainability Committee composed entirely of independent directors and (3) we have a Compensation Committee composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we intend to continue to comply with the requirements of the Sarbanes-Oxley Act and the Exchange rules, which require that our Audit Committee be composed of at least three independent directors. We may continue to utilize these exemptions as long as we remain a controlled company. As a result, we may not have a majority of independent directors and our Nominating, Governance & Sustainability Committee and Compensation Committee may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Exchange.
If at any time we cease to be a “controlled company” under the Exchange rules and we do not meet the independence requirements, the Board will take all action necessary to comply with such rules within the applicable transition periods, including appointing a majority of independent directors to the Board and establishing a Nominating Governance & Sustainability and a Compensation Committee composed entirely of independent directors.
Savers Value Village, Inc.	13	2024 Proxy Statement

Corporate Governance
Board Leadership and Committees
Board Leadership
Our Board believes that the Company and its stockholders are best served by maintaining flexibility to have any director serve as Chairperson and therefore has no policy with respect to the separation of the offices of Chief Executive Officer and Chairperson of the Board. It is our Board’s view that rather than having a rigid policy, our Board should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be separate.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairperson of the Board, with Mr. Walsh serving as our Chief Executive Officer and Mr. Rosen serving as non-executive Chairperson of the Board. We believe this is appropriate as it provides Mr. Walsh with the ability to focus on our day-to-day operations while Mr. Rosen focuses on the oversight of our Board.
Board’s Role in Risk Management, Cybersecurity and ESG
Management is responsible for the day-to-day management of the risks facing our company, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated therewith. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial and cybersecurity risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through engagement with management, committee reports and otherwise. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Additionally, Board-level oversight of ESG strategy and disclosure is a crucial component of our corporate governance. Our Company’s Nominating, Governance & Sustainability Committee takes the lead in ESG-related matters, while our Audit Committee focuses on internal controls, cybersecurity and data privacy. Details of our cybersecurity risk management, strategy and governance are provided in Item 1C of our Annual Report on Form 10-K. We also established an executive-led ESG Committee with cross-functional representation. This committee helps to set strategic direction, plays an important role in data validation and reporting, and informs key stakeholders about new initiatives and impacts. More information on our approach to sustainability can be found on p. 18, as well as in our latest Impact & Sustainability Report, available on our website at www.ir.savers.com.
Board of Directors Credit and liquidity risks Operating risks
Audit Committee Financial risks Internal controls Cybersecurity Data privacy	Compensation Committee Executive compensation-related risks	Nominating, Governance & Sustainability Committee Governance risks Climate risk Other ESG-related risks
Management Responsible for day-to-day management of risks
Savers Value Village, Inc.	14	2024 Proxy Statement

Meeting Attendance
In accordance with our Corporate Governance Guidelines, the independent directors meet in executive session without management present on a regularly scheduled basis.
During the fiscal year ended December 30, 2023, the Board held five meetings, and there were four meetings of the Audit Committee, four meetings of the Compensation Committee and four meetings of the Nominating, Governance & Sustainability Committee. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served (held during the periods that they served) occurring during fiscal year 2023.
Directors are expected to attend the annual meeting of stockholders absent a valid reason, such as an unavoidable scheduling conflict. The Annual Meeting is our first annual meeting of stockholders as a public company.
Board Committees
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating, Governance & Sustainability Committee, each of which has the composition and responsibilities described below. From time to time, our Board may establish other committees to facilitate the management of our business. Our Board has adopted a written charter for each of these committees which satisfies the applicable rules of the SEC and the listing standards of the Exchange. These charters are posted on our corporate website, www.ir.savers.com, in the Governance section under “Governance Documents”.
Director	Compensation Committee	Nominating, Governance & Sustainability Committee	Audit Committee
Aaron Rosen*
Jordan Smith
Susan O'Farrell
Robyn Collver
William Allen
Mark Walsh
Duane Woods
Aina Konold
Kristy Pipes
 = chairperson
 = member
* = Board chairperson
Savers Value Village, Inc.	15	2024 Proxy Statement

Audit Committee
Ms. Konold, Chairperson
Ms. Collver
Ms. O’Farrell
Number of meetings in fiscal 2023: Four
The purpose of the Audit Committee is to assist our Board in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, including global data privacy and security laws, (3) our independent auditors’ qualifications and independence, (4) the performance of the independent auditors and our internal audit function and (5) our operational and financial risk management process, including with respect to information and cybersecurity risks. The Audit Committee also prepares the Audit Committee report as required by the SEC for inclusion in our annual proxy statement.
Our Board has determined that Robyn Collver, Aina Konold and Susan O'Farrell each satisfy the independence requirements for audit committee members under the listing standards of the Exchange and Rule 10A-3 of the Exchange Act. Aina Konold and Susan O'Farrell have each been determined to be an audit committee “financial expert” as defined under SEC rules. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.
Compensation Committee
Mr. Rosen, Chairperson
Mr. Smith
Mr. Allen
Mr. Woods
Number of meetings in fiscal 2023: Four
The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and stock-based compensation plans and (3) preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Nominating, Governance & Sustainability Committee
Ms. Collver, Chairperson
Mr. Smith
Mr. Woods
Ms. Pipes
Number of meetings in fiscal 2023: Four
The purpose of the Nominating, Governance & Sustainability Committee is to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to serve on our Board and (2) recommending to the Board for approval director nominees, in each case consistent with criteria approved by the Board and subject to our certificate of incorporation, bylaws and the Stockholders Agreement, (3) reviewing and recommending to the Board our Corporate Governance Guidelines, (4) overseeing the evaluation of Board and (5) overseeing our ESG strategies and initiatives.
Savers Value Village, Inc.	16	2024 Proxy Statement

Governance Policies and Practices
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. Other than Duane C. Woods, none of the members of the Compensation Committee is, nor has ever been, an officer or employee of our Company.
Code of Ethics
We have adopted a code of business conduct and ethics that applies to all our employees (team members), officers, and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at www.ir.savers.com.
Certain Relationships and Related Party Transactions
Related Party Transaction Policy
Under its charter, the Audit Committee is responsible for reviewing and approving any transaction in which, in addition to Savers Value Village, any of our directors, director nominees, executive officers or any greater than 5% stockholders (or any of their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related party transactions, the Audit Committee considers the nature of the related party’s relationship to the Company and interest in the transaction; the material facts of the proposed transaction, including aggregate dollar value; the benefits to Savers of the proposed transaction; the availability of other sources of comparable products or services (if applicable); whether the proposed transaction is on terms generally available to unrelated third parties or employees; and any other factors the Audit Committee may deem relevant. Our Legal Department is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Audit Committee.
Stockholders Agreement
In connection with our IPO, we entered into the Stockholders Agreement with the Ares Funds, pursuant to which the Ares Funds are entitled to designate individuals to be included in the slate of nominees for election to our Board as follows:
•	for so long as the Ares Funds own 40% or more of the outstanding shares of our common stock, the greater of up to six directors and the number of directors comprising a majority of our Board; and
•
except as provided below, for so long as the Ares Funds own less than 40% of the outstanding shares of our common stock and 5% or more of the outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number) that is the same percentage of the total number of directors comprising our Board as the collective percentage of common stock owned by the Ares Funds.

Notwithstanding the foregoing, if the Ares Funds at any time cease to own more than 5% of the outstanding shares of our common stock, the Ares Funds will not have the right to designate any directors. The Stockholders Agreement also provides for the nomination to our Board, subject to his or her election by our stockholders at the annual meeting, of our chief executive officer. Each of the Ares Funds has agreed, for so long as the Ares Funds hold more than 5% of the outstanding shares of our common stock, to vote all of the shares of common stock held by it in favor of the foregoing nominees.
The Stockholders Agreement also provides that, for so long as the Ares Funds own at least 30% of the outstanding shares of our common stock, the following actions require the prior written consent of the Ares Funds, subject to certain exceptions:
•
merging or consolidating with or into any other entity, or transferring all or substantially all of our assets, taken as a whole, to another entity, or undertaking any transaction that would constitute a “Change of Control” as defined in our debt agreements;

Savers Value Village, Inc.	17	2024 Proxy Statement

•	acquiring or disposing of assets, in a single transaction or a series of related transactions, or entering into joint ventures, in each case with a value in excess of $50.0 million;
•	incurring indebtedness in a single transaction or a series of related transactions in an aggregate principal amount in excess of $100.0 million;
•	issuing our or our subsidiaries’ equity other than pursuant to an equity compensation plan approved by our stockholders or a majority of the directors designated by the Ares Funds;
•	terminating the employment of our chief executive officer or hiring or designating a new chief executive officer;
•
entering into any transactions, agreements, arrangements or payments with any other person who owns greater than or equal to 10% of our common stock then outstanding that are material or involve aggregate payments or receipts in excess of $500,000;

•	amending, modifying or waiving any provision of our organizational documents in a manner adverse to the Ares Funds;
•	commencing any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization;
•	increasing or decreasing the size of our Board; and
•	entering into of any agreement to do any of the foregoing.
The Stockholders Agreement also grants the Ares Funds certain information rights.
Registration Rights Agreement
In connection with our IPO, we entered into a Registration Rights Agreement with the Ares Funds. Subject to certain conditions, the Registration Rights Agreement provides the Ares Funds with unlimited “demand” registrations and shelf registration rights, subject to certain conditions and exceptions. We are also required to cooperate in a customary manner in connection with dispositions of common stock under the registration statements filed under the Registration Rights Agreement. The Registration Rights Agreement also provides the Ares Funds with customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.
Purchases of Products in the Ordinary Course of Business
Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of merchandise. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.
Sustainability
We believe that what’s good for people, communities and the planet is also good for business, and this is reflected in our long-term, sustainable corporate strategy. To further our strategy and our commitment to transparency and responsible governance, we conducted an ESG materiality assessment. This assessment helped us identify and better understand the issues that are most impactful to our business and most important to our key stakeholders. This process resulted in the establishment of our three ESG pillars:
•	Furthering our Purpose
•	Building Community Through Our Partnerships
•	Growing and Promoting Our People
Savers Value Village, Inc.	18	2024 Proxy Statement

Under the direction of our General Counsel and Chief Compliance & Sustainability Officer Richard Medway and his team, we established a cross-functional internal ESG Committee to drive alignment and strategic focus. Our ESG program is overseen by our Board, which has mandated the Nominating, Governance & Sustainability Committee to, among other things, review our ESG strategies. Our internal ESG Committee, comprised by cross-functional leaders from across the Company, guides our sustainability strategy development. We are committed to continuous improvement and welcome our stockholders’ feedback on our sustainability strategy and disclosures. Below is an overview and recent highlights from each of our ESG pillars. For more information, please see our Impact & Sustainability report, available at www.ir.savers.com.
Furthering Our Purpose
As a leader and pioneer of the for-profit thrift category, we seek to positively impact the environment by reducing waste, promoting reuse of textiles and household goods, the recycling of excess metal, cardboard, and plastic, and extending the life of reusable goods.
The textile and clothing industry is one of the most environmentally damaging sectors of the economy; it relies on non-renewable resources such as oil for synthetic fibers, fertilizer to grow cotton and chemicals associated with the production, dyeing and finishing of fibers and textiles. This process is also energy and water-intensive.
By sourcing and selling second hand items, we contribute to the conservation of resources. Thrift is inherently circular and provides one of the most effective solutions to mitigate the environmental cost of clothing and extending its life.
The vast majority of the clothing and textiles we source are sold to our retail or wholesale customers. In fiscal year 2023, we processed 984 million pounds of secondhand goods and our thrifters purchased 274 million various items.
In addition to our role in the circular economy, we are conscious of our own operating footprint. We strive to limit our impact where possible, and have procured Renewable Energy Certificates to help in these efforts for several years. In February 2024 we purchased sufficient Renewable Energy Certificates to cover our usage at our two corporate offices and our largest U.S. and Canadian Distribution and Reuse Centers from August to December 2023 and our estimated usage for these facilities through July 2024. Over the last several years, we have also completed a LED lighting retrofit for more than 90% of our U.S. and Canadian stores and warehouses.
Building Community Through Our Partnerships
Our mission extends throughout our network of valued partners – team members, customers, nonprofit partners (“NPPs”), operational partners, and industry peers – to foster growth and shared success.
We are dedicated to providing a workplace environment where our diverse, purpose-driven workforce can flourish professionally and personally. Our five core values guide our strategic direction and how our team members interact with one another, our communities and our customers: (1) make service count; (2) celebrate uniqueness; (3) do the right thing; (4) find a better way; and (5) make an impact.
Our business model is predicated on sourcing our supply from nonprofit organizations in the communities where we do business. The contracts we enter into with our NPPs are typically one to three years in duration. Our relationships with our top 10 NPPs average more than 27 years. Over the last five years, we have paid our NPPs more than $530 million for secondhand goods, providing them with unrestricted revenue to support their community-focused missions. From 2019 to 2023, over 90% of our supply was locally sourced, delivering a broad and diverse selection to our customers and fostering a sense of community.
Our leading “people” metric across our organization is team member engagement, which is scored across various areas, including overall job satisfaction, whether the team member would recommend us as a place to work, personal commitment, being energized at work and intent to remain employed. Our team member engagement is considered best-in-class, as measured by an external consultant, comparing our results to other companies in the retail sector. Team member engagement is crucial to customer satisfaction and the satisfaction of our NPPs and their donors.
Savers Value Village, Inc.	19	2024 Proxy Statement

We also invest in the training, development and advancement of our team members. During fiscal year 2023, 72% of open salaried management positions in the United States and Canada were filled by internal promotions. As of December 30, 2023, 58% of the management roles in our stores and corporate operations were held by team members identifying as female, and 57% of our U.S. workforce was represented by diverse backgrounds and ethnicities.
We strive to positively impact our team members, customers and the communities in which we live and do business. We encourage team member involvement to support local causes and our stores are empowered to support local relief efforts and community nonprofits. For example, our stores have worked with local charitable organizations to provide items or discounts to individuals impacted by natural disasters such as fires and floods, teachers for their classrooms, victims of house fires, and other community requests. In partnership with Veterans Emergency Transition Service (VETS) Canada, our stores provide move-in kits to help homeless veterans settle into new homes. Kits typically include kitchenware, bed and bath accessories, and other essential items.
Stockholder Engagement
Fostering strong, long-term relationships with stockholders and other stakeholders is a key objective. To help ensure we understand the areas and priorities that matter to our stockholders, we proactively and regularly interact with investors in various forms. Our executive management team is directly involved in our investor engagement efforts. We believe our proactive engagement approach has resulted in feedback and input from stockholders, and we intend to continue these efforts.
KEY ENGAGEMENT GROUPS	KEY ENGAGEMENT METHODS	KEY ENGAGEMENT MATERIALS
• Institutional investors • Equity research analysts • Fixed income analysts • Retail investors • Proxy advisory firms	• Press releases • Quarterly public earnings calls • Investor conferences • Conference and video calls • Store tours and meetings	• Press releases • SEC filings • Impact & Sustainability Report • Company and investor relations website
KEY ENGAGEMENT TOPICS
• Business trends • Performance results • Strategic initiatives	• Corporate strategy • Corporate governance • Growth objectives	• Business outlook • Capital structure • Sustainability measures
Savers Value Village, Inc.	20	2024 Proxy Statement

Director Compensation
Overview
On July 3, 2023, we completed our initial public offering (“IPO”). Following our IPO, our non-employee directors (excluding directors employed by Ares or its affiliates) were entitled to the following cash compensation (paid quarterly) during fiscal year 2023:
Annual cash retainer	$80,000
Additional annual cash retainers
Audit Committee Chairperson	25,000
Compensation Committee Chairperson	15,000
Nominating, Governance & Sustainability Committee Chairperson	12,000
Directors are reimbursed for customary expenses for attending Board and Committee meetings. Prior to our IPO, non-employee directors received annual cash retainers of $75,000, with additional retainer fees for the chairperson of the Audit Committee equal to $25,000.
Although as a private company we did not have a specific schedule for making equity grants, non-employee directors received grants of stock options from time to time.
Following the IPO, we commenced granting restricted stock units (“RSUs”), including to our non-employee directors. As a result, in connection with the IPO, each non-employee director (excluding directors employed by Ares or its affiliates) received a grant of RSUs in the amounts shown in the table and footnotes below, with vesting based on the director’s continued service until the annual meeting following the grant date of the award. Upon appointment, our new non-Ares director after the IPO (Ms. O’Farrell) received a pro-rated grant of RSUs.
The following table provides compensation information for our non-employee directors (excluding directors employed by Ares or its affiliates) for fiscal 2023.
Director Compensation for Fiscal 2023
Name(1)	Fees Earned or Paid In Cash(2)	Option Awards(3)	Stock Awards(4)	All Other Compensation(5)	Total
William T. Allen	$76,250	$—	$165,456	$186,000	$427,706
Robyn Collver	79,250	—	165,456	186,000	430,706
Aina E. Konold	82,500	89,183	165,456	—	337,139
Susan O'Farrell	—	—	91,982	—	91,982
Kristy Pipes	95,000	89,183	165,456	—	349,639
Duane Woods	76,250	—	165,456	186,000	427,706
(1)
Mr. Walsh did not receive any additional compensation for his service on the Board apart from his compensation as CEO as set forth below in the Summary Compensation Table and so is not included in this table. Our directors who are employed by Ares or its affiliates did not receive compensation from us for their service on the Board and so are not included in this table.

Savers Value Village, Inc.	21	2024 Proxy Statement

(2)
The amounts in this column represent pro-rata pre-IPO and post-IPO annual cash retainers paid to the directors. Although Ms. Collver’s cash compensation was paid in Canadian dollars, the payment due was determined based on the amount of U.S. dollars set forth in this table, and then paid in Canadian dollars using the exchange rate in effect at the time of payment.

(3)
The amounts in this column reflect the aggregate grant date fair value of stock options granted during the fiscal year, computed in accordance with FASB ASC 718. During fiscal year 2023, each of Ms. Konold and Ms. Pipes received options to purchase 15,219 shares on February 7, 2023, vesting in five equal annual installments with the first vesting date on February 7, 2024 through February 7, 2028 (with a grant date fair value of $5.86 per share), subject to continued service. For a description of the assumptions used to determine the grant date fair value of our stock options, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal year 2023. As of the last day of fiscal year 2023, the following directors held the following number of outstanding stock options: Ms. Collver, 100,516 options; Mr. Allen, 100,516 options; Mr. Woods, 100,516 options; Ms. Konold 64,910 options; and Ms. Pipes, 64,910 options.

(4)
The amounts in this column reflect the aggregate grant date fair value of RSUs granted during the fiscal year, computed in accordance with FASB ASC 718. In connection with our IPO, each then serving non-employee director (excluding directors employed by Ares or its affiliates) received a grant of 7,222 RSUs under the Omnibus Incentive Plan. The grant date fair value for these shares (based on the closing stock price on the grant date) was $22.91 per share. On October 16, 2023, in connection with Ms. O'Farrell’s appointment to the Board, she received an award of 5,969 RSUs under the Omnibus Incentive Plan, with a grant date fair value of $15.41 per share. For a description of the assumptions used to determine the grant date fair value of our equity awards, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal year 2023. As of the last day of fiscal year 2023, each of: Ms. Collver, Mr. Allen, Mr. Woods, Ms. Konold and Ms. Pipes had 7,222 RSUs outstanding; and Ms. O’Farrell had 5,969 RSUs outstanding.

(5)
The amounts set forth in this column reflect special compensation paid while we were a private company in connection with the Company's issuance of $550.0 million senior secured notes on February 6, 2023.

Savers Value Village, Inc.	22	2024 Proxy Statement

Proposal 2: Ratification
of Auditor
The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 28, 2024. KPMG has been retained as Savers’s independent registered public accounting firm since 2003. We are asking stockholders to ratify KPMG’s appointment. A representative of KPMG is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from stockholders. The members of the Audit Committee and Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.
VOTE
The Board of Directors unanimously recommends that you vote FOR Proposal 2.
Auditor Fees
The following table sets forth the fees billed by KPMG for fiscal years 2023 and 2022:
	Fiscal 2023	Fiscal 2022
Audit fees	$2,776,700	$2,844,599
Audit-Related fees	—	—
Tax fees	547,942	314,719
All other fees	—	—
Audit Fees
Audit fees in 2023 includes fees for our annual audit, quarterly review procedures, and other fees in connection with our IPO. Audit fees in 2022 include fees for our annual audit and other fees in connection with our IPO.
Tax Fees
Tax fees includes fees primarily for tax compliance services.
Pre-Approval Policy for Services of Independence Registered Public Accounting Firm
Consistent with SEC requirements regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of KPMG. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by KPMG and, since our IPO, pre-approves all audit and permitted non-audit services provided by KPMG prior to each engagement.
Savers Value Village, Inc.	23	2024 Proxy Statement

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Since our IPO, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).
Audit Committee Report
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
Our Audit Committee has reviewed and discussed with our management and KPMG LLP (“KPMG”) our audited consolidated financial statements for the fiscal year ended December 30, 2023. Our Audit Committee has also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Our Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit Committee concerning independence and has discussed with KPMG its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 for filing with the SEC.
Audit Committee
Aina E. Konold, Chairperson
Robyn Collver
Susan O'Farrell
Savers Value Village, Inc.	24	2024 Proxy Statement

Proposal 3: Advisory Approval
of Executive Compensation
(the Say-on-Pay Vote)
The Compensation Discussion and Analysis (“CD&A”), compensation tables, and narrative discussion beginning on p. 29 of this Proxy Statement describe the objectives and design of our executive compensation program and provide context for the compensation earned by or granted to the Company’s named executive officers (“NEOs”) for fiscal 2023.
The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR approval of, on an advisory basis, the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion.
As described in the CD&A below, to support the execution of our business model and our long-term success, we continue to focus on our core compensation objectives: incentivizing and rewarding performance; sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability, and succession planning; and fostering alignment with stockholder interests. We encourage you to review the CD&A.
The Board is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders. The Board and Compensation Committee will consider the outcome of this vote when determining future compensation arrangements for our NEOs.
VOTE
The Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve, on an advisory basis, executive compensation.
Savers Value Village, Inc.	25	2024 Proxy Statement

Executive Officers
The following table sets forth certain information regarding the Company's current executive officers.
Executive Officers	Age	Positions
Mark Walsh	62	Chief Executive Officer and Director
Jay Stasz	57	Chief Financial Officer and Treasurer
Jubran Tanious	47	President and Chief Operating Officer
Richard Medway	56	General Counsel, Chief Compliance & Sustainability Officer and Secretary
Mindy Geisser	55	Chief People Services Officer
Charles Hunsinger	56	Chief Information Officer
Scott Estes	47	Senior Vice President of Finance
Non-Director Executive Officers
Jay Stasz is currently serving as our Chief Financial Officer and Treasurer, a role he has held since July 2022. Mr. Stasz has over 25 years of finance leadership experience. Prior to assuming the CFO role, Mr. Stasz was Chief Financial Officer of Ollie’s Bargain Outlet (Ollie’s) since January 2018. He also served as Senior Vice President of Finance and Chief Accounting Officer at Ollie’s since November 2015. Before his role at Ollie’s, Mr. Stasz spent 17 years at Gart Sports, which merged with Sports Authority in 2003, where he held a variety of leadership positions including Senior Vice President of Finance & Accounting. He began his career as an accountant in the audit department at Deloitte. Mr. Stasz holds a Bachelor of Science in Accounting from the University of Southern California.
Jubran Tanious is currently serving as our President and Chief Operating Officer (“COO”) and joined us in 2011. In his role he oversees all of Store, Supply, Wholesale and Real Estate Operations. Mr. Tanious has nearly two decades of leadership and general management experience across a variety of operating companies. Prior to assuming the role of COO in November 2019, he served as our Vice President of Supply from January 2017 to October 2019 and was instrumental in transforming the Company’s supply strategy and organization. Prior to that, he served as Director of Supply and Regional Director of stores. Prior to Savers, Mr. Tanious served as Director of Business Risk Management for UnitedHealth Group and as Product Marketer for the 3M Company. Early in his career, he worked in an Operations Management and Engineering role for the Valspar Corporation. Mr. Tanious holds a Bachelor of Science in Chemical Engineering from the Pennsylvania State University and a Masters of Business Administration from Harvard Business School. Mr. Tanious currently serves as a director of Savers Australia Pty Ltd.
Richard Medway is currently serving as our General Counsel, Chief Compliance & Sustainability Officer and Secretary and joined us in 2015. In November 2019, he was appointed Secretary. Mr. Medway ensures our compliance with laws and regulations in each of the communities in which we operate, and assists in risk management and government relations as we grow our business and build our partnerships. Additionally, he oversees an in-house legal and risk team which oversees workplace safety, insurance and loss prevention issues. Previously, Mr. Medway served as Vice President, Deputy General Counsel for Nintendo of America and was a partner at Powell Goldstein LLP. Mr. Medway received his Bachelor of Arts from the University of Wisconsin, Madison and holds a Juris Doctor from the Catholic University of America.
Savers Value Village, Inc.	26	2024 Proxy Statement

Mindy Geisser has served as our Chief People Services Officer since October 2015. Ms. Geisser oversees our benefits, compensation, HR systems, recruitment, training, team member relations, and employee engagement and retention efforts. She also champions our ongoing priority around diversity and inclusion and ensuring a respectful workplace. Ms. Geisser has over three decades of HR generalist and leadership experience for companies including Colliers International, where she was the Chief Human Resources Officer, as well as Slalom Consulting, Amazon.com Inc, and Philips Medical Systems, among others. She received her Bachelor of Arts degree from the University of Wisconsin, Madison, and her Master of Arts in Industrial Relations from the University of Minnesota.
Charles Hunsinger has served as our Chief Information Officer (“CIO”) since October 2022. Mr. Hunsinger is a senior technology executive with over 30 years of IT experience in consulting and corporate environments. He has deep industry expertise in retail, e-commerce, direct marketing/catalog, B2B, and wholesale business models. Mr. Hunsinger has held several CIO roles for leading retail and direct marketing organizations. Prior to joining Savers Value Village, he was the CIO for the previous six years for Oriental Trading Company, a company held by Berkshire Hathaway. Prior to that, he held CIO roles for Harry and David, Musicians Friend/Guitar Center, and Corporate Express/Staples, and also served as the VP of Customer Technologies for L.L.Bean. Mr. Hunsinger started his career in the consulting industry with Accenture, one of the preeminent global business process and technology consulting firms. He holds a BS in Electrical Engineering from the University of Oklahoma.
Scott Estes has served as our Senior Vice President of Finance since July 2022 and joined us in 2015. Prior to this role, Mr. Estes served as our Chief Financial Officer and Treasurer since February 2021. Mr. Estes held the roles of Senior Vice President of Finance from October 2020 to February 2021, Vice President of Finance from November 2018 to October 2020, Director of Finance, FP&A and Treasury from July 2016 to November 2018 and Director of Finance, Australia and Canada, Retail from July 2015 to July 2016. Mr. Estes has over 20 years of finance experience, including leadership positions at Microsoft Corporation and PACCAR Inc., making him uniquely qualified to guide our day-to-day financial operations while establishing strategic long-range plans. Mr. Estes has been instrumental in managing our capital structure and developing a robust customer analytics function. Mr. Estes received his B.A. and M.B.A. from the University of Washington.
Savers Value Village, Inc.	27	2024 Proxy Statement

Proposal 4: Advisory Vote on the
Frequency of Future Advisory
Votes on Executive Compensation
In Proposal 3, above, we are asking stockholders to cast an advisory vote on Savers’s executive compensation program. In this Proposal 4, the Board seeks a non-binding advisory vote on the frequency of these “say-on-pay” votes in the future. Stockholders may vote whether to hold say-on-pay votes every one, two, or three years; stockholders also have the option to abstain from voting on this matter. The interval selected by the highest number of votes cast will be the recommendation of the stockholders.
The Board believes at this time that say-on-pay votes should be held annually. Although this advisory vote on frequency is non-binding, the Board values stockholder views as to what is an appropriate frequency for advisory votes on executive compensation and welcomes the stockholders’ recommendation on this question.
VOTE
The Board of Directors unanimously recommends that you vote for the ONE-YEAR option on Proposal 4 to approve, on an advisory basis, the frequency of our say-on-pay votes.
Savers Value Village, Inc.	28	2024 Proxy Statement

Compensation Discussion and Analysis
Our Compensation Discussion and Analysis (“CD&A”) discusses our executive compensation approach and program, including the compensation granted to our Named Executive Officers (NEOs) for fiscal year 2023: Mark Walsh, Chief Executive Officer and Director; Jay Stasz, Chief Financial Officer and Treasurer; Jubran Tanious, President and Chief Operating Officer; Richard Medway, General Counsel, Chief Compliance & Sustainability Officer and Secretary; and Mindy Geisser, Chief People Services Officer (“CPSO”). In this CD&A, the “Committee” refers to our Compensation Committee.
Introduction
Each of our NEOs has extensive experience and has an in-depth understanding of our business model and growth strategy. Having a highly engaged senior leadership team with the ability to successfully execute the for-profit thrift business has been critical to our performance. As a private company for much of fiscal year 2023, we believe our executive compensation program during fiscal year 2023 supported the execution of our business model in the following ways:
•	recruit and retain talented executives through a combination of fixed and variable compensation;
•	reward performance against our business goals through payment of annual incentive bonuses and other periodic discretionary payments; and
•	align interests of management with those of our stockholders through the grant of stock options and, following our IPO, RSUs in some cases.
Our compensation program for fiscal year 2023 was aligned with completing our IPO, along with financial performance results.
Following completion of our IPO during fiscal year 2023, we expect to continue to review and evaluate our compensation framework, which may result in future compensation programs that vary from historical practice.
The elements of our 2023 compensation program are discussed further on the following pages.
Fiscal Year 2023 Executive Compensation Program
Our fiscal year 2023 executive compensation program included base salary, annual cash incentives and long-term equity incentives, components which are expected to be part of our post-IPO program, as summarized below.
Salary: The base salary of each named executive officer is intended to align with the scope and complexity of their roles, their relative responsibilities and concerns about retention or recruitment, as applicable. As a private company through mid-2023, our Board periodically reviewed the base salaries of our named executive officers to ensure they were appropriate for the role. Base salaries for recently hired NEOs were based on the foregoing factors as well as considerations around the importance of the positions for a then potential IPO and the amounts needed to encourage them to join our company.
Annual Incentive Plan (AIP): For 2023, the Board viewed the use of annual cash bonuses as an effective means to compensate the named executive officers for achieving annual financial goals. Pursuant to our annual incentive plan for 2023, our named executive officers generally were eligible for bonus payments after year-end based on the achievement of financial performance criteria.
Savers Value Village, Inc.	29	2024 Proxy Statement

Equity Incentives: Equity compensation has been an important part of our executive compensation program. Although as a private company through mid-2023 we did not have a specific schedule for making annual grants, all of our NEOs received grants of stock options (in many cases, a combination of time-vesting and performance-vesting options) prior to the IPO.
As a private company through mid-2023, the amount of options granted for each NEO has been based on a combination of subjective factors considered by our Board, including past grants, experience and role of the recipient, potential value, dilution, and grant date value.
Grants to recently hired NEOs were determined based on a combination of subjective factors important to a private company at the time of the grant, including the amount needed to encourage executives to join our company, internal pay equity among long-term executives and newly hired executives, market review, potential value to the executives and dilution to our stockholders.
Impact of IPO on our Equity Incentives Program: With respect to performance-based stock options granted to our NEOs prior to 2022, 25% of those options became vested on our initial public offering (“IPO”). In addition, as a public company, we may grant different types of equity awards going forward. For example, in 2023 upon completion of our IPO, we commenced granting restricted stock units (“RSUs”) to some of our team members, including some NEOs.
Our fiscal 2023 program also includes health and welfare, deferred compensation, and retirement benefits, as well as limited perquisites. See pp. 34 - 35 below.
CEO Compensation
On March 8, 2023, we entered into an amended and restated employment agreement with Mr. Walsh. The amended and restated employment agreement provides for an initial term through December 31, 2025, with automatic 12-month renewals thereafter, unless the term ends earlier due to termination of executive’s employment by either party at any time. Mr. Walsh’s agreement provides for an initial base salary of $964,080 (which may be increased from time to time), a target annual bonus of 100% of base salary and other benefits provided to similarly situated employees.
Our CEO’s fiscal year 2023 target compensation included base salary and cash incentive targets (100% of base salary for fiscal year 2023 annual cash incentive). No equity awards were granted to him during fiscal year 2023, although he has received stock options in prior years.
Base Salaries
Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. Salary reviews are based on various factors, including an assessment of individual performance and responsibilities, our prior year performance, contractual obligations, and overall competitiveness of compensation.
Base Salaries at Fiscal Year 2023 Year-End
Mark Walsh	$964,080
Jay Stasz	489,600
Jubran Tanious	519,750
Richard Medway	516,865
Mindy Geisser	482,040
Savers Value Village, Inc.	30	2024 Proxy Statement

Annual Cash Incentives: Annual Incentive Plan (AIP)
The objective of annual cash incentive awards under our AIP is to motivate the performance of our NEOs and other key associates based on annual performance goals established by the Committee while also encouraging engagement and collaboration. In fiscal year 2023, our AIP program emphasis was on financial performance results.
Key Features of Fiscal Year 2023 AIP
•	Emphasized execution of our business strategy, with performance results reviewed and approved by the Compensation Committee
•	200% maximum payout limit applied to all awards
For 2023, the Board viewed the use of annual cash bonuses as an effective means to compensate the named executive officers for achieving annual financial goals. Pursuant to our executive bonus plan for 2023, our named executive officers generally were eligible for bonus payments after year-end based on the achievement of financial performance criteria.
Metric	Why It’s Included	How It’s Used
Adjusted EBITDA*
•    The adjusted EBITDA measurement removes non-recurring, irregular and one-time items that may distort EBITDA
•    Represents the company’s financial health and growth, including top-line performance and effective expense management
•    Highly relevant to our business, well understood, and part of Savers broad-based incentive program
• Sole metric in our annual cash incentive program for NEOs
*
Adjusted EBITDA is a non-GAAP metric used in our annual incentive plan. We define Adjusted EBITDA as net income excluding the impact of interest expense, net income tax (benefit) expense, depreciation and amortization, loss on extinguishment of debt, stock-based compensation expense, non-cash occupancy-related costs, lease intangible asset expense, pre-opening expenses, store closing expenses, transaction costs, dividend-related bonuses, (gain) loss on foreign currency, and certain other adjustments.

Performance Goals and Payouts for Fiscal Year 2023 AIP
For fiscal year 2023 AIP, the Board and Compensation Committee viewed the use of annual cash bonuses as an effective means to compensate the named executive officers for achieving annual financial goals. Pursuant to our annual incentive plan for fiscal year 2023, our named executive officers generally were eligible for bonus payments after year-end based on the achievement of financial performance criteria.
The performance metric chosen for the year was Adjusted EBITDA, which our Board believed was an appropriate performance measure for fiscal year 2023 to motivate our key executives, including the named executive officers, because the metric reflects our growth. Our plan provided for a threshold 10% payout if we achieved 86% of our goal; 100% payout if we achieved 100% of our goal; and a maximum 200% payout if we achieved 120% of our goal. Performance below the threshold would result in no payout.
Savers Value Village, Inc.	31	2024 Proxy Statement

The payout level for 2023 for each NEO was approximately 103% of target based on our achievement of approximately 101% of the goal under the AIP.
Fiscal Year 2023 AIP Incentive Adjusted EBITDA
	Threshold	Target	Maximum	Actual*
Performance goal	$277,012,085	$322,107,075	$386,528,490	$328,365,647
Percentage of target	86%	100%	120%	101%
Payout (as a % of target)	10%	100%	200%	103%
*
The Adjusted EBITDA result used for purposes of the AIP is different than as reported in the Company’s Annual Report on Form 10-K because we use an internal management reporting rate for constant currency purposes to account for the impact of foreign currency exchange rates in our AIP calculation.

Each NEO had a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The Committee approved these individual award opportunities at the beginning of fiscal year 2023 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, individual performance and responsibilities, and contractual obligations.
Fiscal Year 2023 AIP Opportunities and Payouts
	Target (as a % of Base Salary)	Actual Amount Earned
Mark Walsh	100%	$993,002
Jay Stasz	75%	378,216
Jubran Tanious	75%	401,507
Richard Medway	75%	399,278
Mindy Geisser	75%	372,376
Long-Term Equity Incentives
Key Features of Fiscal Year 2023 Equity Grants
Equity compensation has been an important part of our executive compensation program. Although as a private company we did not have a specific schedule for making annual grants, all of our NEOs have received grants of stock options in the past. Generally, we have granted options that vest over time, but also, for options granted prior to 2022, a portion that vested depending on our sponsor’s return on investment. Stock options were viewed as an appropriate equity incentive for a private company to align management with our stockholders because stock options have an exercise price based on the value at the time of grant, and so the potential future value of the stock option would directly represent an increase in the value of our stock over the term of the option, benefiting our stockholders.
As a private company, the amount of options granted for each NEO were based on a combination of subjective factors considered by our Board, including past grants, experience and role of the recipient, potential value, dilution, and grant date value. For options granted in 2023, grants only vest based on continued service, which the Board determined was appropriate given our stage of development. The individual amounts for the 2023 grants were determined based on a combination of subjective factors important to a private company at the time of the grant, including internal pay equity among long-term executives and newly hired executives, potential value to the executives and dilution to our stockholders.
With respect to performance-based stock options granted to our NEOs prior to 2022, 25% of those options became vested on our IPO.
As a public company, we may grant different types of equity awards going forward.
Savers Value Village, Inc.	32	2024 Proxy Statement

2023 Grants to Named Executive Officers
In 2023, Messrs. Stasz and Medway were the only NEOs that received long-term incentive grants.
In April 2023, Mr. Medway received a time-based stock option grant of 47,092 stock options that vest ratably over three years.
In February of 2023, Mr. Stasz received a time-based stock option grant of 111,508 stock options that vest ratably over five years.
In addition, upon completion of our IPO, we commenced granting restricted stock units (RSUs) to some of our employees, including to our CFO in the amounts set forth below in the Grants of Plan-Based Awards table. The RSU grant to the CFO was intended to further align his compensation opportunity with our public company shareholders following the IPO and recognize the fact that he was a recent executive hire with less equity ownership than other members of management.
Our Decision Making Process
The Role of the Compensation Committee
Our executive compensation programs have historically been determined by our Board and our Compensation Committee. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the Committee may consider a number of quantitative and qualitative factors, including:
•	individual executive performance and responsibilities
•	market data and peer practices
•	retention, leadership stability and continuity, succession planning, and organizational changes
•	our broad-based talent and rewards practices and strategies
•	our key business priorities and Company and divisional performance
•	our business culture and core values
•	stockholder feedback, including our say-on-pay vote
•	employment terms and contractual negotiations
•	risk mitigation strategies, and the balance of risks and rewards
The Board reviews with our executives the annual and multi-year business plans for Savers, which form the basis of the financial performance targets for our short-and long-term incentive plans. The Committee or Board may invite our executive officers to discuss business and organizational strategies and to attend portions of its meetings on various topics, which provides additional context for executive compensation decisions. For NEOs other than our CEO, the Committee or Board may consider compensation recommendations from the CEO and the results of individual performance evaluations of these other NEOs by the CEO, among other factors.
The Role of our Peer Group
The Committee uses peer group data to inform its compensation decision-making for our NEOs. Peer group data allows the Committee to evaluate the competitiveness of NEO compensation and our program design, as well as marketplace practices and the relationship of pay and performance on a relative basis.
The Committee believes that peer group data provides important context for its compensation decisions. At the same time, the Committee recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies, and that the retail environment in recent years has presented challenges when evaluating companies for comparability to Savers.
The Committee does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The Committee monitors Savers performance relative to the peer group, but has not adopted a formulaic approach for evaluating relative performance and determining its impact on our compensation program. The Committee may also supplement peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.
Savers Value Village, Inc.	33	2024 Proxy Statement

Peer Group Evaluation Criteria
The Committee expects to annually assess the composition of the peer group and may consider criteria beyond standard industry classifications in constructing and evaluating the peer group, including:
•
business focus and industry similarity, targeting retail companies with comparable customer or merchandise strategies, and also considering consumer product companies that meet size and complexity criteria;

•	revenues, market capitalization, and number of employees;
•	business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and
•	financial performance metrics, including operating and market performance.
Fiscal Year 2023 Peer Group
During fiscal year 2023, after consultation with FW Cook, the Committee determined that the following group of large, publicly traded consumer-oriented companies would be appropriate to use when considering market data for executive compensation:
Academy Sports & Outdoors, Inc.	Hibbett Inc.	PriceSmart, Inc.
Boot Barn Holdings, Inc.	Leslie’s, Inc.	Shake Shack Inc.
Five Below, Inc.	Mister Car Wash, Inc.	Shoe Carnival, Inc.
Floor & Decor Holdings, Inc.	National Vision Holdings, Inc.	Sprouts Farmers Market, Inc.
Grocery Outlet Holding Corp.	Ollie’s Bargain Outlet Holdings, Inc.	Texas Roadhouse, Inc.
The Role of Compensation Consultants
The Compensation Committee engaged FW Cook to serve as the independent compensation consultant to the Committee for fiscal year 2023. FW Cook attends Committee meetings and consults with the Committee on an ongoing basis throughout the year as requested. FW Cook may provide industry, peer, and market data to the Committee.
The Committee may use information and advice from FW Cook as a reference in assessing the overall competitiveness of our NEOs’ compensation and our executive compensation program and making its compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and payout formulas, and individual compensation components, including benefits and perquisites.
FW Cook did not perform any services for Savers other than work for the Compensation Committee and for the Nominating, Governance & Sustainability Committee on director compensation. FW Cook reported directly to the Compensation Committee, which determined the scope and terms of FW Cook’s engagement. During fiscal year 2023, the Committee reviewed its existing relationship with FW Cook, including potential conflicts of interest, and determined that FW Cook’s work for the Committee did not raise any conflicts of interest and that FW Cook continued to be an independent advisor to the Committee.
Health and Welfare Benefits
The named executive officers are eligible to participate in our health and welfare benefit plans, including medical benefits and life insurance.
Savers Value Village, Inc.	34	2024 Proxy Statement

401(k) Retirement Plan
We maintain a tax-qualified defined contribution plan, or a 401(k) plan, in which all employees may make contributions from eligible compensation, subject to Internal Revenue Code limits. We make matching contributions, subject to Internal Revenue Code limits. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other participating U.S. employees.
Deferred Compensation Plan
The named executive officers are eligible to participate in our non-qualified deferred compensation plan. Participants may elect to defer all or a portion of their eligible salary and bonus until a specified date. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive. The investment options under the plan, which are similar to those provided under our qualified 401(k) plan, include a number of mutual funds with varying risk and return profiles.
Hedging and Pledging Prohibitions
Our policies prohibit our executive officers and directors from engaging in pledging or hedging transactions with respect to Savers Value Village stock.
Severance, Retirement, and Change of Control Provisions
Under our employment agreements with executive officers, we provide benefits in connection with certain terminations of employment, together with provisions in our equity plan documents described below. Each NEO has agreed to post-employment non-competition, non-solicitation, and other covenants intended to protect our business.
We believe that these benefits assist in attracting and retaining high quality executives, in our succession planning, and in keeping our executives focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of the Company and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations, applicable law and current market practice, among other considerations. These provisions are described in more detail under Compensation Tables—Potential Payments upon Termination or Change of Control.
Policies on Clawback, Forfeiture, and Recovery of Compensation
Our clawback policy provides that, in the event of a material restatement of financial results, the Board or a Board Committee will recover from any current or former executive officer the portion of incentive compensation that was received by, or vested, the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results.
Rule 10b5-1 Trading Plans
Our Company strongly encourages each of our directors, executive officers and certain other senior level persons that have regular access to material nonpublic information about our Company to conduct any sales of our securities only through the use of stock trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. A Rule 10b5-1 trading plan is a written document that pre-establishes the amount (or ratio), prices, and dates (or range of possible dates) of future purchases or sales of our common stock. These trading plans are only entered into during open trading windows and when the individual is not aware of material nonpublic information regarding the Company. In addition, trades can only be initiated under a trading plan following a specified cooling off period from when the plan was approved.
Savers Value Village, Inc.	35	2024 Proxy Statement

Annual Compensation and Risk Assessment
The Committee considers our compensation policies and practices, including our executive compensation program, as part of our annual enterprise risk assessment process. Among other things, considerations may include what risks could be created or exacerbated by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated, and managed. We do not believe that our compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on Savers Value Village.
Tax and Accounting Considerations
Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to certain executive officers designated in Section 162(m) of the Code. However, we believe that maintaining the discretion to provide compensation that is non-deductible will allow us to provide appropriate executive compensation to reflect the Company’s business needs and benefit stockholders.
Accounting for Stock-Based Compensation. Generally, we are required to measure the compensation expense for all share-based awards made to employees and directors. The grant date fair value of these awards determined for financial reporting purposes may not reflect the potential value intended by the Board for the individual to receive or the actual value of the awards to the recipients, which depends on various factors, including meeting the vesting criteria and individual decisions regarding sales of shares.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 30, 2023.
Compensation Committee
Aaron Rosen, Chairperson
William T. Allen
Jordan Smith
Duane Woods
Savers Value Village, Inc.	36	2024 Proxy Statement

Compensation Tables
Summary Compensation Table
The following table provides compensation information for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for the fiscal year ended December 30, 2023, which we refer to as “fiscal year 2023”. We refer to these executive officers as the named executive officers.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non qualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total ($)
Mark Walsh, Chief Executive Officer	2023	956,949	8,184,000	—	—	993,002	—	100	10,134,051
	2022	921,807	2,170,000	—	—	1,149,480	—	100	4,241,387
	2021	897,403	—	—	—	1,800,000	—	5,223	2,702,626
Jay Stasz, Chief Financial Officer	2023	487,754	275,000	621,113	653,437	378,216	—	100	2,415,620
	2022	203,077	—	—	3,018,856	204,243	—	100	3,426,276
Jubran Tanious, President and Chief Operating Officer	2023	517,570	2,270,400	—	—	401,507	—	13,300	3,202,777
	2022	468,174	602,000	—	—	439,425	—	12,300	1,521,899
Richard Medway, General Counsel, Chief Compliance & Sustainability Officer and Secretary	2023	513,041	1,659,100	—	307,040	399,278	—	13,300	2,891,759
	2022	493,142	439,900	—	—	462,197	—	12,300	1,407,539
	2021	474,215	10,084	—	—	715,500	—	100	1,199,899
Mindy Geisser, Chief People Services Officer	2023	478,475	1,362,100	—	—	372,376	—	13,300	2,226,251
(1)
The amounts in this column for 2023 reflect a discretionary bonus paid in connection with the Company's issuance of $550.0 million senior secured notes on February 6, 2023. For Mr. Stasz, also includes a $100,000 sign-on bonus paid in 2023.

(2)
The amounts in the applicable column reflect the aggregate grant date fair value of stock options or stock awards (restricted stock units) granted during the fiscal year, computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board, or FASB ASC 718. For a description of the assumptions used to determine the grant date fair value of our equity awards, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

(3)	The amounts in this column reflect bonus payments under our annual bonus for performance in the applicable year. Our annual bonus plan is described below.
(4)	No above-market or preferential interest rate options are available under our deferred compensation plan, which is described below, and so no amounts are reported in this column.
(5)
The amounts shown in this column for fiscal year 2023 include a charitable contribution benefit of $100 for each named executive officer and matching contributions to our 401(k) plan. Excludes perquisites totaling less than $10,000.

Savers Value Village, Inc.	37	2024 Proxy Statement

Narrative disclosure to summary compensation table
Employment arrangements. As further described under “Additional Narrative Disclosure” below, we have entered into an employment agreement with each of our named executive officers.
Annual Cash Incentive. A portion of each named executive officer’s total target compensation opportunity is in the form of an annual cash incentive bonus under our Store Support Center (SSC) Bonus Plan. Each executive has a target bonus (as a percentage of base salary at year-end) under the SSC Bonus Plan. The target amounts are 100% of base salary for Mr. Walsh and 75% of base salary for each other named executive officer with a maximum payout of 200% of target. Please see the Compensation Discussion and Analysis for further information regarding determination of payouts for fiscal year 2023.
Health and welfare benefits. The named executive officers are eligible to participate in our health and welfare benefit plans, including medical benefits and life insurance.
401(k) retirement plan. We maintain a tax-qualified defined contribution plan, or a 401(k) plan, in which all employees may make contributions from eligible compensation, subject to Internal Revenue Code limits. We make matching contributions, subject to Internal Revenue Code limits. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other participating U.S. employees.
Deferred compensation plan. We provide a non-qualified deferred compensation plan to the named executive officers and other employees. Participants may elect to defer all or a portion of their eligible salary and bonus until a specified date. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive. The investment options under the plan, which are similar to those provided under our qualified 401(k) plan, include a number of mutual funds with varying risk and return profiles.
Savers Value Village, Inc.	38	2024 Proxy Statement

Grants of Plan-Based Awards in Fiscal Year 2023
The following table shows grants of awards to our NEOs during fiscal year 2023.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Award: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name and Award Type	Grant Date	Threshold	Target	Maximum
Mark Walsh
Bonus Plan	n/a	96,408	964,080	1,928,160	—	—	—	—
Jay Stasz
Bonus Plan	n/a	36,720	367,200	734,400	—	—	—	—
Stock Options	2/7/2023	—	—	—		111,508	13.57	653,437
RSUs	6/29/2023	—	—	—	27,111	—	—	621,113
Jubran Tanious
Bonus Plan	n/a	38,981	389,813	779,625	—	—	—	—
Richard Medway
Bonus Plan	n/a	38,765	387,649	775,298	—	—	—	—
Stock Options	4/12/2023	—	—	—	—	47,092	15.45	307,040
Mindy Geisser
Bonus Plan	n/a	36,153	361,530	723,060	—	—	—	—
(1)
Represents the threshold, target and maximum value of cash bonus awards that could have been earned by the named executive officers under our annual incentive bonus plan for performance during fiscal year 2023. The actual payments are set forth in the “Summary Compensation Table” section above.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock options and restricted stock units granted during the fiscal year, computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board, or FASB ASC 718. For a description of the assumptions used to determine the grant date fair value of our equity awards, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

Savers Value Village, Inc.	39	2024 Proxy Statement

Outstanding Equity Awards at Fiscal 2023 Year-End
The following table shows all outstanding equity awards held by each of the named executive officers at the end of fiscal year 2023.
		Option Awards					Stock Awards
		Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mark Walsh	10/7/2019	340,914	—	1,022,742	1.41	10/7/2029	—	—
	10/7/2019	727,284	181,821	—	1.41	10/7/2029	—	—
	12/9/2020	322,648	—	967,941	3.16	12/9/2030	—	—
	12/9/2020	516,237	344,158	—	3.16	12/9/2030	—	—
Jay Stasz	8/18/2022	85,621	342,484	—	14.72	8/18/2032	—	—
	12/16/2022	6,115	24,464	—	15.42	12/16/2032	—	—
	2/7/2023	—	111,508	—	13.57	2/7/2033	—	—
	6/29/2023	—	—	—	—	—	27,111	471,189
Jubran Tanious	6/12/2019	145,457	36,365	—	1.41	6/12/2029	—	—
	6/12/2019	68,183	—	204,547	1.41	6/12/2029	—	—
	11/1/2019	197,027	49,256	—	1.41	11/1/2029	—	—
	11/1/2019	92,357	—	277,069	1.41	11/1/2029	—	—
	12/9/2020	37,674	25,116	—	3.16	12/9/2030	—	—
	12/9/2020	23,546	—	70,636	3.16	12/9/2030	—	—
Richard Medway	6/12/2019	203,638	50,910	—	1.41	6/12/2029	—	—
	6/12/2019	95,457	—	286,368	1.41	6/12/2029	—	—
	12/9/2020	62,502	41,668	—	3.16	12/9/2030	—	—
	12/9/2020	39,066	—	117,195	3.16	12/9/2030	—	—
	4/12/2023	—	47,092	—	15.45	4/12/2033	—	—
Mindy Geisser	6/12/2019	203,638	50,910	—	1.41	6/12/2029	—	—
	6/12/2019	95,457	—	286,368	1.41	6/12/2029	—	—
	12/9/2020	23,973	15,982	—	3.16	12/9/2030	—	—
	12/9/2020	14,984	—	44,952	3.16	12/9/2030	—	—
(1)
The amounts in this column represent unvested time-vesting stock options. Subject to continued employment through the applicable vesting date, these stock options vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of the grant date (or, for Mr. Stasz’ August 2022 grant, anniversaries of July 19, 2022; and for the June 2019 grants, anniversaries of March 28, 2019), except for Mr. Medway's April 2023 grant, which vests in equal installments on each of the first, second and third anniversaries of the grant date.

Savers Value Village, Inc.	40	2024 Proxy Statement

(2)
The amounts in this column represent unvested and unearned performance-vesting stock options. These stock options are eligible to become vested upon the achievement of the performance conditions described under “Additional Narrative Disclosure” below.

(3)	The amounts in this column represent unvested RSUs. Subject to continued employment through the applicable vesting date, these RSUs cliff-vest on the third anniversary of the grant date.
(4)
The amounts in this column represent the aggregate fair market value of RSUs as of December 29, 2023, the last trading day of fiscal year 2023. The closing price of the Company’s stock was $17.38 on that date.

Option Exercises and Stock Awards Vested During Fiscal Year 2023
There were no option exercises by any NEO, and no stock awards that vested, during the fiscal year ended December 30, 2023.
Nonqualified Deferred Compensation Plans
We provide a non-qualified deferred compensation plan to the named executive officers and other employees. The named executive officers who participate in this plan are listed in the table below. Participants may elect to defer all or a portion of their eligible salary and bonus until a specified date. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive. The investment options under the plan, which are similar to those provided under our qualified 401(k) plan, include a number of mutual funds with varying risk and return profiles.
Nonqualified Deferred Compensation for Fiscal Year 2023
The following table provides information on fiscal year 2023 nonqualified deferred compensation plans for our NEOs:
Name and Plan Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Richard Medway	170,029	—	10,429	—	527,856
Mindy Geisser	9,570	—	650	—	25,911
(1)
Amounts contributed by any executive would have been reported as salary or bonus amounts for the applicable year in the Summary Compensation Table, and any matching contributions would have been reported for the applicable year in the Summary Compensation Table.

Additional Narrative Disclosure
Employment Agreements
We have entered into an employment agreement with each of our named executive officers pursuant to which each executive agrees to work for us. Mr. Walsh’s amended and restated employment agreement dated March 8, 2023, which superseded his prior agreement, provides for an initial term through December 31, 2025, with automatic 12-month renewals thereafter, unless the term ends earlier due to termination of executive’s employment by either party at any time. Mr. Walsh’s agreement provides for an initial base salary of $964,080 (which may be increased from time to time), a target annual bonus of 100% of base salary and other benefits provided to similarly situated employees. Employment agreements with each of our other named executive officers provide for a term until the executive’s employment is terminated by either party at any time and for continued payments during employment of base salary, annual cash bonus eligibility (with a target bonus of 75% of salary) and other benefits provided to similarly situated employees. Mr. Stasz’s employment agreement entered into in connection with his hiring in 2022 provided for a one-time sign-on bonus on March 1, 2023 if he remained employed at such time, subject to repayment if he departs prior to March 1, 2024, other than upon involuntary termination without cause or as a result of death or disability.
Pursuant to each named executive officer’s employment agreement, upon the executive’s involuntary termination without cause or resignation for good reason (as defined below), and subject to signing a release and complying with the restrictive covenants, the executive will be entitled to receive the following:
Savers Value Village, Inc.	41	2024 Proxy Statement

•	12 months of continued base salary (plus, for Mr. Walsh, his annual target bonus),
•	a pro-rated portion of the annual bonus based on actual level of achievement,
•	12 months of payment of healthcare premiums under COBRA (18 months for Mr. Walsh),
•	performance-based options that were granted prior to January 1, 2022 will remain available for performance-based vesting until December 31, 2024, and
•	for some NEOs, outplacement services.
In the event of death or disability, performance-based options that were granted prior to January 1, 2022 will remain available for performance-based vesting until December 31, 2024, or, for Mr. Walsh in the event of death, will be eligible for immediate vesting based on stock price calculations at the time of his death.
For purposes of each employment agreement, “good reason” generally includes one of the following occurring without the executive’s consent: (i) material diminution of authority, duties or responsibilities; (ii) a change of principal employment location by more than 50 miles (or 35 miles for Mr. Walsh); (iii) material diminution in base salary (or target bonus for Mr. Walsh); or (iv) material breach by the company of the employment agreement.
Each of the employment agreements (other than Walsh’s) provides for a Section 280G “better-of provision” such that payments or benefits that each individual receives in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if a reduction would result in greater after-tax payment amount for the individual. There are no tax gross-up provisions related to Section 280G or 4999 of the Code in the employment agreements or other agreements.
Restrictive Covenants. Each named executive officer’s employment agreement subjects the executive to a non-competition covenant for up to 18 months (or 12 months for Mr. Walsh) following termination of employment. Each named executive officer is also subject to confidentiality and proprietary information covenants, non-disparagement covenants and post-termination non-solicit covenants.
Equity Compensation
We granted equity compensation to the named executive officers prior to our IPO in the form of stock options under our 2019 Management Incentive Plan, as amended. In general, options granted to our named executive officers prior to fiscal year 2022 consisted of 40% time-vesting options and 60% performance-vesting options as described below. The options granted to our named executive officers during fiscal year 2022 consisted solely of time-vesting options.
•	The time-vesting portion of the stock options generally vest in equal annual installments over five years, subject to continued employment through each vesting date.
•
The performance-vesting portion of the stock options become vested to the extent our private equity investors receive a specified multiple of invested capital (MOIC) before the tenth anniversary of the option grant date, subject to the executive’s continued employment through the applicable measurement date. In addition, additional performance measures are applicable, including as a result of or following our IPO, as described below. Shares underlying performance-vesting options that become vested may be subject to transfer restrictions for up to one year following our IPO.

•
MOIC vesting. MOIC is a ratio comparing cash proceeds (including cumulative cash dividends and sale proceeds through the measurement date) to aggregate investment. Absent other events (such as the IPO), the percentage of the performance-vesting portion that would become vested based on MOIC is as follows: one-third if MOIC equals or exceeds a 2.00 tranche price target; an additional one-third if MOIC equals or exceeds a 3.00 tranche price target; and the final one-third if MOIC equals or exceeds a 3.75 tranche price target. The option agreements also include provisions applicable prior to the IPO for partial vesting upon sales by our private equity investors that exceed specified hurdles.

Savers Value Village, Inc.	42	2024 Proxy Statement

•	IPO vesting. 25% of the performance-vesting portion of the stock options vested upon closing of our IPO on July 3, 2023.
•
VWAP vesting. The performance-vesting options are eligible to vest based on our stock price performance, as measured using a 90-day volume weighted average price (or “VWAP”) on an annual basis over a three-year period ($4.91, $8.39 and $11.00, respectively).

The stock option agreements for stock options granted prior to our IPO provide that, if a holder’s employment is terminated without cause, then a pro-rated portion of the time-vesting stock option will become vested. In the event of a change in control, the time-vesting stock options will become fully vested, and the performance-vesting options will become vested to the extent the MOIC returns described above are met in connection with the change in control.
In connection with the IPO, we adopted our Omnibus Incentive Compensation Plan (the “Omnibus Incentive Plan”), which replaced the 2019 Management Incentive Plan. As a result, equity awards granted on and following our IPO are under the Omnibus Incentive Plan. Our named executive officers, as well as other team members, directors, officers, consultants or advisors, are eligible to receive awards under the Omnibus Incentive Plan, which has a ten-year term. The Omnibus Incentive Plan provides for “double-trigger” vesting (that is, vesting in the event of a termination without cause upon or following a change in control), unless otherwise provided in an award agreement.
The RSUs granted during 2023 to certain of our named executive officers generally cliff-vest on the third anniversary of the grant date, subject to continued employment. In addition to the above “double-trigger” vesting under the plan, the RSU agreements provide that if a holder’s employment is terminated due to death or disability, then the portion of the RSU that would vest on the next scheduled vesting date will become vested.
Savers Value Village, Inc.	43	2024 Proxy Statement

Potential Payments Upon Termination or Change of Control
The table below reflects estimates of the amount of compensation and benefits for each named executive officer under the employment agreements and equity award agreements and plans described under “Additional Narrative Disclosure” above in the event of a (i) termination without cause or resignation for good reason, (ii) termination without cause upon or following a change in control (if different than (i)), (iii) termination by reason of the executive’s death or disability, or (iv) upon a change in control. The amounts shown assume that the applicable triggering event occurred on December 30, 2023 and, therefore, are only estimates of the amounts that would be paid to the named executive officers upon the occurrence of the applicable triggering event under arrangements in effect on such date.
	Cash Benefits ($)	Accelerated Vesting of Equity Awards (1) ($)
Mark Walsh
Involuntary Termination Without Cause or Resignation for Good Reason (2)	2,957,162	949,819
Death	—	30,097,311
Disability	—	(1)
Change in Control (3)	—	56,850,535
Jay Stasz
Involuntary Termination Without Cause or Resignation for Good Reason (2)	901,816	790,617
Involuntary Termination Without Cause Upon or Following a Change in Control (3)	n/a	471,189
Death or Disability	—	471,189
Change in Control (3)	—	1,623,540
Jubran Tanious
Involuntary Termination Without Cause or Resignation for Good Reason (2)	955,257	588,441
Death or Disability	—	(1)
Change in Control (3)	—	16,425,562
Richard Medway
Involuntary Termination Without Cause or Resignation for Good Reason (2)	950,143	716,342
Death or Disability	—	(1)
Change in Control (3)	—	11,877,126
Mindy Geisser
Involuntary Termination Without Cause or Resignation for Good Reason (2)	888,416	630,099
Death or Disability	—	(1)
Change in Control (3)	—	9,845,806
(1)
The estimated value associated with the accelerated vesting of equity awards in this table represents, for each option or RSU that would become vested as a result of the specified event, the amount equal to $17.38 per share (which represents the closing price of our shares on December 29, 2023, the last trading day of our fiscal year) less, in the case of options, the exercise price. This amount does not attribute value to the ability to retain performance-vesting options following an involuntary termination or resignation for good reason, or following death or disability, until December 31, 2024, because they would have value only if the performance vesting conditions are met following such termination, as described above, except that Mr. Walsh’s performance-vesting options would be eligible for vesting immediately based on the volume weighted average price of the Company’s stock at the time of death and so the value of his performance-vesting options as of December 31, 2023 is reflected in this table.

(2)
Reflects the severance benefits described under “Employment Agreements” above (and includes 100% of the actual bonus for 2023 representing the prorated bonus resulting from a termination on December 30, 2023) and, for involuntary termination without cause, pro-rated vesting of time-vesting stock options described under “Additional Narrative Disclosure—Equity Compensation” above.

(3)
For change in control, reflects full vesting of pre-IPO stock options (assuming, for performance-vesting options, that the performance criteria are met at the maximum level at the time of the change in control), each as described under “Additional Narrative Disclosure—Equity Compensation” above. For termination without cause upon or following a change in control, reflects accelerated vesting of RSUs subject to “double-trigger” vesting under the terms of the Omnibus Incentive Plan.

Savers Value Village, Inc.	44	2024 Proxy Statement

Pay Versus Performance
As required by SEC rules, we are providing the following information about the relationship between executive compensation and specified financial performance measures of the Company. For more information about the Company’s executive compensation program, refer to the CD&A starting on p. 29 and the Compensation Tables starting on p. 37.
					Value of Initial Fixed $100 Investment Based On:
Fiscal Year (a)(1)	Summary Compensation Table Total for PEO(2) (b)	Compensation Actually Paid to PEO(3) (c)	Average Summary Compensation Table Total for Non- PEO NEOs(2) (d)	Average Compensation Actually Paid to Non- PEO NEOs(3) (e)	Total Stockholder Return(4) (f)	Peer Group Total Stockholder Return(4) (g)	Net Income (thousands)(5) (h)	Adjusted EBITDA (thousands)(6) (i)
2023	$10,134,051	$17,566,372	$2,684,102	$4,140,034	$76	$115	$53,115	$322,377
(1)	Information for years prior to 2023 is not included because we were not a public reporting company until June 2023.
(2)
The amounts in column (b) are the amounts reported for our Chief Executive Officer, Mr. Walsh, in the “Total” column of the Summary Compensation Table for the specified fiscal year. The amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table for the specified fiscal year. The Non-PEO NEOs included for purposes of calculating the amounts in column (d) and in column (e) for fiscal 2023 are Jay Stasz, Jubran Tanious, Richard Medway and Mindy Geisser.

(3)
The amounts in column (c) and column (e) represent the amount of “compensation actually paid” to Mr. Walsh, and the average amount of “compensation actually paid” to our other NEOs as a group, for the specified fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. To determine “compensation actually paid” under SEC rules, the amounts shown below were deducted and added to the Summary Compensation Table total compensation:

Calculation of “Compensation Actually Paid” for Fiscal 2023	PEO	Other NEOs (Average)
Summary Compensation Table (SCT) Total	$10,134,051	$2,684,102
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	—	($395,398)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	—	$450,415
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$2,140,769	$416,672
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$5,291,552	$984,243
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—
Compensation Actually Paid	$17,566,372	$4,140,034
(4)
The amounts reported in column (f) represent cumulative TSR of the Company under SEC rules from June 29, 2023, our first day of trading as a public company, through the last trading day for the specified fiscal year in the table. The amounts reported in column (g) represent peer group TSR under SEC rules for the same period, using the S&P Retail Select Industry Index, which is the peer group used in our Annual Report on Form 10-K for purposes of Item 201(e) of Regulation S-K.

(5)	The amounts reported in column (h) represent net income of the Company reported in our Annual Report on Form 10-K for the specified fiscal year.
(6)
The amounts reported in column (i) represent Adjusted EBITDA, which is a non-GAAP metric used in our annual incentive plan. We define Adjusted EBITDA as net income excluding the impact of interest expense, net income tax (benefit) expense, depreciation and amortization, loss on extinguishment of debt, stock-based compensation expense, non-cash occupancy-related costs, lease intangible asset expense, pre-opening expenses, store closing expenses, transaction costs,

Savers Value Village, Inc.	45	2024 Proxy Statement

dividend-related bonuses, (gain) loss on foreign currency, and certain other adjustments. Please see Appendix A: Reconciliation to GAAP Measures, for a reconciliation of GAAP net income to Adjusted EBITDA. As described in the CD&A, the Adjusted EBITDA result used for purposes of the annual incentive is different than as reported in our Annual Report because we use an internal management reporting rate for constant currency purposes to account for the impact of foreign currency exchange rates in our AIP calculation.
Financial Performance Measures
In accordance with SEC rules, the following reflects the most important performance measure(s) we used to link compensation actually paid to our NEOs and Company performance for fiscal 2023:
Adjusted EBITDA
In addition, sponsor return, the closing of our IPO and stock price performance were used as performance vesting conditions in stock options granted prior to 2023, which may be reflected in “compensation actually paid” (CAP) calculation.
Analysis of Information In the Pay Versus Performance Table
As discussed in the CD&A, the Company’s executive compensation program emphasizes long-term incentives together with annual cash incentives based on financial goals. Much of the compensation reflected in the table above for fiscal 2023 was approved prior to our becoming a public company. Although any single measure of Company performance for a particular year or period will not necessarily align with CAP as calculated under SEC rules, in accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
CAP and Cumulative and Peer Group TSR: Because we did not become a public company until June 2023, the impact of our TSR and a comparison to our peer group TSR may vary over time. We did not use TSR as a financial performance measure within our incentive plans, but long-term equity incentives are a significant component of total compensation for our CEO and other NEOs. As a result, CAP may vary depending on TSR over time, particularly since CAP partly depends on the value of unvested awards.
CAP and Net Income: We did not use net income as a financial performance measure within our incentive plans for the time period presented in the table. Accordingly, we would not expect there to be a direct relationship between CAP and our net income.
CAP and Adjusted EBITDA: A portion of PEO CAP and average NEO CAP reflects payouts under our AIP, which used Adjusted EBITDA as the performance goal. Therefore, CAP is partly related to Adjusted EBITDA performance.
Savers Value Village, Inc.	46	2024 Proxy Statement

Equity Compensation Plan Information
The following table provides certain information as of December 30, 2023 with respect to our equity compensation plans:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,024,740	$3.97	14,417,767
Savers Value Village, Inc.	47	2024 Proxy Statement

Stock Ownership
Beneficial Ownership
The following table shows, as of March 31, 2024, the number of shares of our common stock beneficially owned by each of our current directors and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before 60 days after March 31, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Savers Value Village, Inc., 11400 S.E. 6th Street, Suite 125, Bellevue, WA 98004.
Name	Number of Shares(1)	Percent of Class(2)
Aaron Rosen	—	*
Jordan Smith	—	*
William Allen	25,973	*
Robyn Collver	52,429	*
Aina Konold	26,897	*
Susan O'Farrell	—	*
Kristy Pipes	26,897	*
Duane Woods	45,815	*
Mark Walsh	1,882,778	1.15%
Jay Stasz	114,038	*
Jubran Tanious	550,609	*
Richard Medway	418,417	*
Mindy Geisser	362,962	*
All Directors and Executive Officers as a Group (15 Persons)	3,938,960	2.38%
*	Represents beneficial ownership of less than 1%.
(1)
Consists of shares that may be acquired within 60 days of March 31, 2024, on exercise of stock options that are or will become exercisable during such time period, except that “All Directors and Executive Officers as a Group” also includes 8,100 shares that are held directly.

(2)	Calculated based on 161,770,151 shares of common stock outstanding on the record date.
Savers Value Village, Inc.	48	2024 Proxy Statement

The following table shows, as of March 31, 2024, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
Funds, investment vehicles or accounts managed or advised by the Private Equity Group of Ares Management Corporation (2)	134,659,188	83.24%
(1)	Calculated based on 161,770,151 shares of common stock outstanding on the record date.
(2)
Includes 132,148,565 shares held by Ares Corporate Opportunities Fund V, L.P. (“ACOF V”), ASSF IV AIV B Holdings III, L.P. (“ASSF IV AIV Holdings”), ASSF IV AIV B, L.P. (“ASSF IV AIV”) and ASOF Holdings I, L.P. (“ASOF Holdings I”). Ares Partners Holdco LLC (“Ares Partners”) is the sole member of each of Ares Voting LLC and Ares Management GP LLC, which are respectively the holders of the Class B and Class C common stock of Ares Management Corporation (“Ares Management”), which common stock allows them, collectively, to generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. Ares Management is the sole member of Ares Holdco LLC, which is the general partner of Ares Management Holdings L.P., which is the sole member of Ares Management LLC, which is: (i) the sole member of ACOF Investment Management LLC, which is the manager of ACOF V; (ii) the general partner of ASSF Operating Manager IV, L.P., which is the manager of each of ASSF IV AIV Holdings and ASSF IV AIV; and (iii) the sole member of ASOF Investment Management LLC, which is the manager of ASOF Holdings I. We refer to all of the foregoing entities collectively as the Ares Entities. Accordingly, each of the Ares Entities may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over Board Members’ decisions. Each of these individuals disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by Ares Partners. Also includes 2,510,623 shares held by an account managed by ASSF Operating Manager IV, L.P. with respect to which the Ares Entities may be deemed to have shared voting or dispositive power with the owner of such account. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

Savers Value Village, Inc.	49	2024 Proxy Statement

General Information Concerning Voting and Attending the Annual Meeting
Voting Requirements
What constitutes a quorum at the Annual Meeting?
Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting, constitutes a quorum. Withhold votes, abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
Who is entitled to vote, and how many votes do I have?
If you owned Savers Value Village common stock at the close of business on April 8, 2024, the record date for our 2024 Annual Meeting, you are entitled to vote at the meeting. Each of the 161,770,151 shares of common stock outstanding on the record date is entitled to one vote.
What are the voting requirements to elect directors and approve the other proposals described in this Proxy Statement?
With respect to Proposal No. 1, the three director nominees receiving the largest number of “for” votes will be elected.
With respect to Proposal No. 2 and Proposal No. 3, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for the proposal to be approved.
With respect to Proposal No. 4, the frequency of future advisory votes on the compensation of our named executive officers, we will consider the alternative receiving the greatest number of votes – one year, two years, or three years – to be the frequency that stockholders approve. Because this vote is advisory and non-binding, however, our Board may decide that it is in our and our stockholders’ interests to hold an advisory vote on the compensation of our named executive officers more or less frequently than the alternative approved by our shareholders.
What are “broker non-votes” and how do withhold votes, abstentions and “broker non-votes” affect the proposals?
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on Proposals No. 1, 3 and 4, the broker may not exercise discretion to vote on those proposals. Broker non-votes for
Savers Value Village, Inc.	50	2024 Proxy Statement

Proposals No. 1, 3 and 4 are not counted as shares entitled to vote on such matters and therefore will have no effect on the proposals. With respect to Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 28, 2024, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Accordingly, we do not expect there to be any broker non-votes for Proposal No. 2.
A “vote withheld,” in the case of the proposal regarding the election of the Class I directors, or an “abstention,” in the case of Proposals No. 2, 3 and 4, represent a stockholder’s affirmative choice to decline to vote on such proposal. Votes withheld and abstentions are counted as shares present and entitled to vote. Votes withheld have no effect on Proposal No. 1. because the three director nominees receiving the largest number of “for” votes will be elected, and will also have no effect on Proposal No. 4, because the alternative receiving the greatest number of votes will be considered approved.
Voting Your Shares
How do I vote?
There are many ways to vote your shares:
•
If you are a stockholder of record (meaning you hold Savers Value Village shares that are registered in your name), please follow the instructions on the enclosed proxy card to authorize the individuals named on the proxy card to vote your shares in the way you select. You may do so online at www.proxyvote.com or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail.

•
If you are a street name holder, sometimes referred to as a beneficial holder (meaning you hold Savers Value Village shares through a bank, broker, or other third party), you may instruct that institution on how to vote your shares. Please follow the instructions on the voting instruction form you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.

•	Stockholders of record and street name holders may attend and vote at the Annual Meeting by following the procedures detailed in the Participation in the Annual Meeting section below.
•	You can change or revoke your proxy before it is voted at the meeting. Please see Can I change my vote or revoke my proxy? below for more information.
If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see What are ‘‘broker non-votes’’ and how do withhold votes, abstentions and ‘‘broker non-votes’’ affect the proposals? for information regarding whether your broker, bank or other holder of record may vote your uninstructed shares on a particular proposal.
Can I change my vote or revoke my proxy?
Yes, a stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the Internet; or
•	attending virtually and voting during the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Savers Value Village, Inc.	51	2024 Proxy Statement

Stockholders of record may follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to request to receive an electronic copy or printed set of the proxy materials, including a new proxy card, or submit a new proxy by telephone or via the Internet.
Where can I find the results of the votes taken at the Annual Meeting?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.
Participation in the Annual Meeting
What are requirements for participating in the Annual Meeting?
Stockholders as of the close of business on April 8, 2024, the record date, can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/SVV2024 and entering the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials you received. If you are a street name holder, please contact your bank, broker, or other third party before the Annual Meeting if you did not receive a control number. We encourage stockholders to allow sufficient time to log in prior to the start of the Annual Meeting. During the Annual Meeting, stockholders who have entered their control number will have the opportunity to vote their shares and ask questions.
If stockholders encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.
Please be sure to retain the control number on the proxy card or the voting instruction form you receive with this Proxy Statement in the event you wish to participate in the Annual Meeting.
How can I ask questions during the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted during the meeting and that relate to the matters to be voted on at the Annual Meeting. If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/SVV2024, type your question into the “Ask a Question” field, and click “Submit.” Our Annual Meeting, including the Q&A session, will follow “Rules of Conduct,” which will be available on our Annual Meeting web portal. If your question is properly submitted during the relevant portion of the meeting agenda pursuant to the “Rules of Conduct,” we will respond to your question during the live webcast, subject to time constraints. To provide access to all stockholders, each stockholder will be limited to two questions, and if multiple questions are submitted on the same subject, we will consolidate them for a single response to avoid repetition. We reserve the right to exclude questions that are irrelevant to the proposals that are the subject of the Annual Meeting or irrelevant to the business of Savers Value Village; that are derogatory or in bad taste; that relate to pending or threatened litigation or on-going regulatory matters; that are personal grievances; or that are otherwise inappropriate (as determined by the secretary of the Annual Meeting). Only validated stockholders or proxy holders will be able to ask questions in the designated field on the web portal.
Proposals and Nominations for the Next Annual Meeting
Proposals to Be Included In Next Year’s Proxy Statement
According to our bylaws, for stockholder nominations to our Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Savers Value Village, Inc., 11400 SE 6th St., Suite 125, Bellevue, WA 98004, Attn: Corporate Secretary.
Savers Value Village, Inc.	52	2024 Proxy Statement

To be timely for our 2025 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 P.M. Pacific Time on February 5, 2025 and no later than 5:00 P.M. Pacific Time on March 7, 2025. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2025 Annual Meeting of Stockholders must be received by us not later than December 23, 2024 in order to be considered for inclusion in our proxy materials for that meeting.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to us that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 5, 2025.
Other Matters
At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other items or matters are properly presented before the meeting or any adjournment or postponement of the meeting, the individuals named as proxies (the proxy holders) will vote on such matters in their discretion. A proxy granted by a stockholders will give discretionary authority to the proxy holder to vote on any matter introduced pursuant to these procedures, subject to applicable SEC rules.
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. Our officers, directors, and other team members may also assist in soliciting proxies in a similar manner. None of these persons will receive any additional or special compensation for doing so.
Savers Value Village, Inc.	53	2024 Proxy Statement

Appendix A
Reconciliation to GAAP Measures
A reconciliation of GAAP net income to Adjusted EBITDA is presented in the table below:
	Fiscal Year
(dollars in thousands)	2023	2022	2021
Net income	$53,115	$84,720	$83,394
Interest expense, net	88,500	64,744	53,565
Income tax (benefit) expense	(6,036)	39,578	(5,529)
Depreciation and amortization	61,144	55,753	47,385
Loss on extinguishment of debt(1)	16,626	1,023	47,541
Stock-based compensation expense(2)	72,604	1,943	732
Non-cash occupancy-related costs(3)	5,902	1,464	228
Lease intangible asset expense(4)	4,093	7,677	—
Pre-opening expenses(5)	7,536	5,858	1,628
Store closing expenses(6)	1,613	2,732	397
Executive transition costs(7)	—	1,532	420
COVID-19 related adjustments(8)	—	—	(21,367)
Transaction costs(9)	3,103	4,728	12,604
Dividend-related bonuses(10)	24,097	6,499	—
(Gain) loss on foreign currency, net	(6,660)	20,737	(1,583)
Other adjustments(11)	(3,260)	2,698	3,964
Adjusted EBITDA	$322,377	$301,686	$223,379
Net income margin	3.5%	5.9%	6.9%
Adjusted EBITDA margin	21.5%	21.0%	18.6%
(1)
Removes the effects of the loss on debt extinguishment in relation to the partial repayment of outstanding borrowings under the Term Loan Facility on February 6, 2023 and July 5, 2023, the partial redemption of our Senior Secured Notes on July 3, 2023, the repayment of a mortgage loan on January 6, 2022 and repayment of the Company’s prior term loan facility on April 26, 2021.

(2)	Represents non-cash stock-based compensation expense related to stock options and restricted stock units granted to certain of our employees and directors.
(3)	Represents the difference between cash and straight-line lease expense.
(4)	Represents lease expense associated with acquired lease intangibles. Prior to the adoption of Topic 842, this expense was included within depreciation and amortization.
(5)	Pre-opening expenses include expenses incurred in the preparation and opening of new stores and processing locations, such as payroll, training, travel, occupancy and supplies.
(6)
Costs associated with the closing of certain retail locations, including lease termination costs, amounts paid to third parties for rent reduction negotiations, and fees paid to landlords for store closings.

Savers Value Village, Inc.	A-1	2024 Proxy Statement

(7)	Represents severance costs associated with executive leadership changes and the 2nd Ave. Acquisition.
(8)	Represents benefits, net of costs, received in connection with the COVID-19 pandemic including wage subsidies, and severance costs.
(9)	Transaction costs are comprised of non-capitalizable expenses related to offering costs and the 2nd Ave. Acquisition, such as accounting, consulting and legal fees.
(10)	Represents dividend-related bonuses and related taxes paid in conjunction with our February 2023 and December 2022 dividends.
(11)
Other adjustments include the effect of asset disposals. Fiscal year 2023 further includes legal and insurance settlement proceeds of $4.7 million. Fiscal year 2021 includes $1.9 million of expense related to the fair value step-up of inventory pursuant to the 2nd Ave. Acquisition.

Savers Value Village, Inc.	A-2	2024 Proxy Statement

SAVERS VALUE VILLAGE, INC.
C/O CORPORATE SECRETARY
11400 SE 6TH ST., #125
BELLEVUE, WA 98004

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SVV2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V43381-P03879 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAVERS VALUE VILLAGE, INC.

The Board of Directors recommends you vote FOR ALL of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Aaron Rosen
02) Jordan Smith
03) Susan O'Farrell

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ended December 28, 2024.	☐	☐	☐
3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V43382-P03879

SAVERS VALUE VILLAGE, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 5, 2024 9:00 AM PT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Mark Walsh and Richard Medway, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of SAVERS VALUE VILLAGE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PT, on June 5, 2024, at www.virtualshareholdermeeting.com/SVV2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side